EXHIBIT 44


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                             TRANSACTION AGREEMENT



                                     Among



                           VIVENDI UNIVERSAL, S.A.,


                           UNIVERSAL STUDIOS, INC.,


                              USA NETWORKS, INC.,


                                   USANi LLC

                                      and

                           LIBERTY MEDIA CORPORATION








                         Dated as of December 16, 2001





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                               TABLE OF CONTENTS


                                                                          Page



                                   ARTICLE I

                             Definitions and Usage



                                  ARTICLE II

                           Transactions and Closing

SECTION 2.01. Exchange Rights...............................................2
SECTION 2.02. USANi Shares..................................................3
SECTION 2.03. Transfer and Acquisition......................................3
SECTION 2.04. Other Transactions............................................4
SECTION 2.05. Assignment of Contracts and Rights............................4
SECTION 2.06. Closing Date..................................................5
SECTION 2.07. Assignment of Rights by Diller................................5


                                  ARTICLE III

               Representations and Warranties of Parent Parties

SECTION 3.01. Organization, Standing and Power..............................6
SECTION 3.02. Authority; Execution and Delivery;
                 Enforceability.............................................6
SECTION 3.03. No Conflicts; Consents........................................8
SECTION 3.04. Capitalization of USAi; Warrants..............................9
SECTION 3.05. The Contributed Subsidiaries.................................10
SECTION 3.06. Financial Statements; No Undisclosed
                 Liabilities...............................................12
SECTION 3.07. Contracts....................................................13
SECTION 3.08. Contributed Assets...........................................14
SECTION 3.09. Real Property................................................14
SECTION 3.10. Intangible Property..........................................14
SECTION 3.11. Licenses.....................................................15
SECTION 3.12. Absence of Changes or Events.................................15
SECTION 3.13. Compliance with Applicable Laws..............................15
SECTION 3.14. Litigation...................................................16
SECTION 3.15. Universal Contributed Interests..............................16
SECTION 3.16. Brokers or Finders...........................................17
SECTION 3.17. Investment Intent............................................17
SECTION 3.18. Tax Matters..................................................18
SECTION 3.19. Employee Matters.............................................18


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                                                                            ii





                                  ARTICLE IV

                           Agreements and Covenants

SECTION 4.01. Covenants Relating to Conduct of
                 Business..................................................20
SECTION 4.02. Access to Information........................................23
SECTION 4.03. Confidentiality..............................................23
SECTION 4.04. Reasonable Best Efforts......................................24
SECTION 4.05. Expenses; Transfer Taxes.....................................24
SECTION 4.06. Distribution Agreements......................................25
SECTION 4.07. Publicity....................................................26
SECTION 4.08. Further Assurances...........................................26
SECTION 4.09. Board Recommendation.........................................27
SECTION 4.10. Preparation of Proxy Statement;
                 Stockholders Meeting......................................27
SECTION 4.11. Commercial Arrangements......................................29
SECTION 4.12. Tax Matters..................................................29
SECTION 4.13. Agreement Not To Compete.....................................30
SECTION 4.14. USAi Partnership Interests...................................32
SECTION 4.15. Officers of the Partnership..................................32
SECTION 4.16. Partnership Agreement Obligations............................32
SECTION 4.17. Committed LLC Shares; Committed Common
                 Equity....................................................32
SECTION 4.18. Partnership..................................................33
SECTION 4.19. Substitute Letters of Credit;
                 Guarantees................................................33
SECTION 4.20. USANi Tax Distribution.......................................33
SECTION 4.21. Lease Arrangement............................................34
SECTION 4.22. USA Name.....................................................34
SECTION 4.23. Options and Restricted Stock.................................34


                                   ARTICLE V

                             Conditions Precedent

SECTION 5.01. Conditions to Each Party's Obligation........................35
SECTION 5.02. Additional Conditions to Obligation of
                 each Parent Party.........................................36
SECTION 5.03. Frustration of Closing Conditions............................36


                                  ARTICLE VI

                                  Termination

SECTION 6.01. Termination..................................................37
SECTION 6.02. Effect of Termination........................................37


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                                                                           iii





                                  ARTICLE VII

                                Indemnification

SECTION 7.01. Indemnification by Each Parent Party.........................38
SECTION 7.02. Tax Indemnification by Each Parent
                Party......................................................40
SECTION 7.03. Refunds......................................................42
SECTION 7.04. Calculation of Losses........................................42
SECTION 7.05. Termination of Indemnification...............................42
SECTION 7.06. Procedures; Exclusivity......................................43
SECTION 7.07. Survival.....................................................45


                                 ARTICLE VIII

                                 Miscellaneous

SECTION 8.01. Approval of Transactions.....................................45
SECTION 8.02. Notices......................................................46
SECTION 8.03. No Third Party Beneficiaries.................................46
SECTION 8.04. Waiver.......................................................46
SECTION 8.05. Assignment...................................................47
SECTION 8.06. Integration..................................................47
SECTION 8.07. Headings.....................................................47
SECTION 8.08. Counterparts.................................................47
SECTION 8.09. Severability.................................................47
SECTION 8.10. Governing Law................................................47
SECTION 8.11. Jurisdiction.................................................48
SECTION 8.12. Specific Performance.........................................48
SECTION 8.13. Amendments...................................................48
SECTION 8.14. Interpretation...............................................49

ANNEX A
EXHIBITS
SCHEDULES






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                                TRANSACTION AGREEMENT (this "Agreement") dated
                           as of December 16, 2001, by and among VIVENDI UNIVERSAL, S.A., a societe anonyme organized under the laws of France ("Vivendi"), UNIVERSAL STUDIOS, INC., a Delaware corporation ("Universal"), USA NETWORKS, INC., a Delaware corporation ("USAi"), USANI LLC, a Delaware limited liability company ("USANi"), LIBERTY MEDIA CORPORATION, a Delaware corporation ("Liberty"), and, for purposes of Sections 2.03(a)(iv), 2.03(a)(v), 2.03(a)(vii),
                           2.07, 4.10(d) and 8.01 only, BARRY DILLER
                           ("Diller").


                             Preliminary Statement


          WHEREAS USANi desires to distribute to Universal and its Affiliates (such term and such other terms used and not defined in this Preliminary Statement, as defined in Annex A) the USANi Distributed Interests in return for the cancellation of all the USANi Shares owned by Universal and its Affiliates;

          WHEREAS Affiliates of Universal and USAi desire to form the Partnership with Universal Contributing (or causing to be Contributed) the Universal Contributed Interests and the USANi Distributed Interests, USANi Contributing (or causing to be Contributed) the USANi Contributed Interests and USAi Contributing (or causing to be Contributed) all of the membership interests in USA Films, and with the Partnership operating and conducting its business on the terms set forth in the Partnership Agreement;

          WHEREAS Universal, USAi and USANi desire that the Partnership grant to Diller a participating interest in the Partnership as compensation for agreeing to serve as the Chairman and CEO of the Partnership and in consideration for Diller agreeing to be bound by certain non-competition provisions;

          WHEREAS USAi desires to issue to Universal the Warrants in exchange for Universal agreeing to enter into the commercial arrangements described in
Section 4.11 and for other valuable consideration, including Universal agreeing to the put/call arrangements set forth in Section 8.07 of the Partnership Agreement and agreeing to serve as general partner of the Partnership; and


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                                                                             2

          WHEREAS, in connection with the foregoing, the parties hereto, as applicable, desire to terminate the Exchange Agreement, effective as of the Closing Date, but after the exchanges contemplated by Section 2.01 of the Universal/Liberty Merger Agreement and to amend and restate, effective as of the Closing, the Stockholders Agreement and the Governance Agreement.


          NOW, THEREFORE, the parties hereto hereby agree as follows:


                                   ARTICLE I

                             Definitions and Usage

          Unless the context shall otherwise require, terms used and not defined herein shall have the meanings assigned thereto in Annex A. Inclusion of, or reference to, any matter in any Schedule to this Agreement does not constitute an admission of the materiality of any such matter.


                                  ARTICLE II

                           Transactions and Closing

          Upon the terms and subject to the conditions set forth herein, the parties shall consummate each of the following transactions.

          SECTION 2.01. Exchange Rights. (a) Prior to effecting the transactions contemplated by Section 2.02 of this Agreement, but immediately after the exchanges contemplated by Section 2.01 of the Universal/Liberty Merger Agreement, (i) the Exchange Agreement, except the representations and warranties contained therein, and (ii) Section 6.01 of the Investment Agreement, shall be terminated, whereby the USANi Shares will no longer be exchangeable for USAi Common Equity. Each party hereto that is also a party to the Exchange Agreement and/or the Investment Agreement shall execute and deliver, or shall cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all actions necessary to effect the terminations required pursuant to this Section 2.01 at the time specified herein.

          (b) During the period from the date of this Agreement to the time of the termination of the exchange right referred to above, USAi shall not take any action to


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                                                                             3

require either Universal or Liberty to exchange their USANi Shares for shares of USAi Common Stock pursuant to the Exchange Agreement and during the period from the date of this Agreement to and including the Closing Date, USAi shall not take any action to require Liberty to exchange the shares of Home Shopping Network, Inc. for USAi Common Stock pursuant to the Liberty Exchange Agreement.

          SECTION 2.02. USANi Shares. On the Closing Date, immediately prior to effecting the transactions contemplated by Section 2.03, (a) the USAi Share Exchanges and the Mergers (each as defined in the Universal/Liberty Merger Agreement) shall be consummated, then (b) USANi shall distribute to Universal and/or its Affiliates (I) the USANi Universal Distributed Interests in return for the cancellation of 282,161,530 USANi Shares owned by Universal and its Affiliates and (II) the USANi Liberty Distributed Interests in return for the cancellation of 38,694,982 USANi Shares owned by Universal and its Affiliates that were directly or indirectly acquired in connection with clause (a) above, all of which USANi Shares shall be delivered by Universal and/or its Affiliates free and clear of any Liens (the "Committed LLC Shares") and (c) Universal shall deliver to USANi cancelled share certificates representing the cancellation of all such Committed LLC Shares.

          SECTION 2.03. Transfer and Acquisition. (a) On the Closing Date, immediately after effecting the trans actions contemplated by Section 2.02,
(i) Universal shall Contribute (or cause to be Contributed) to the Partnership all the right, title and interest of Universal and its Affiliates in, to and under the Universal Contributed Interests and the USANi Distributed Interests;

         (ii) USANi shall Contribute (or cause to be Contributed) to the Partnership, directly or indirectly, all the right, title and interest of USANi and its Affiliates in, to and under the USANi Contributed Interests;

        (iii) USAi shall Contribute (or cause to be Contributed) to the Partnership all the right, title and interest of USAi and its Affiliates in, to and under the membership interests in USA Films;

         (iv) Diller shall assume the roles of Chairman and CEO of the Partnership;

          (v) each Parent Party and Diller shall execute and deliver (or cause its Affiliates to execute and deliver) (A) the Partnership Agreement and (B) such appropriate bills of sale, assignment and assumption and other instruments of


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                                                                             4

transfer providing for the contributions set forth in this Section 2.03, and the parties to the Partnership Agreement shall form the Partnership;

         (vi) Universal shall cause the Partnership to assume the Contributed Liabilities; and

        (vii) each of Universal, USAi, USANi Sub and Diller (or Affiliates thereof) shall receive interests in the Partnership as set forth in the Partnership Agreement.

          (b) Prior to Closing, the Parent Parties shall agree upon a schedule that sets forth the agreed allocation of values of the interests being Contributed pursuant to Section 2.03(a) for tax purposes.

          SECTION 2.04. Other Transactions. On the Closing Date,

          (i) (A) USAi and The Bank of New York shall execute and deliver the Warrant Agreement and (B) USAi shall issue and deliver Warrants to Universal in the amounts and with the exercise prices as set forth in
     Schedule 2.04; provided, that if any event shall have occurred after the close of business on November 30, 2001 (the "Reference Date") and on or prior to the Closing Date that would result in an adjustment to the number of shares purchasable upon the exercise of Warrants under Article IV of the Warrant Agreement if such Warrants had been issued on the Reference Date, USAi shall issue and deliver to Universal Warrants to purchase the number of shares set forth on Schedule 2.04 as so adjusted, with exercise prices adjusted accordingly;

          (ii) Universal shall cause the Partnership to incur third party debt (on terms reasonably satisfactory to USAi) in an amount sufficient to fund the special distribution contemplated by Section 8.05 of the Partnership Agreement, which will be payable to USANi Sub on the Closing Date out of the proceeds of such debt.

          SECTION 2.05. Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, except as set forth on Schedule 2.05, this Agreement shall not constitute an agreement to assign any Contract or License or any claim or right or any benefit arising thereunder or resulting therefrom, or an assumption of liability thereunder, if an attempted assignment thereof, without the approval of a party thereto, would be


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                                                                             5

ineffective or would constitute a breach or other contravention thereof or give rise to any right of termination thereof, as a direct result of such assignment. Each Parent Party shall use its reasonable best efforts (which shall not require any payment of money) to obtain the approval of the other parties to any such Contract or License, or any claim or right or any benefit arising thereunder, for the assignment thereof to, and the assumption by, the Partnership. If as of the Closing Date an attempted assignment and assumption thereof would be ineffective or would give rise to any right of termination thereof, each Parent Party shall cooperate in arranging a mutually agreeable alternative to enable the Partnership to obtain the benefits and assume the obligations under such Contract or License in accordance with this Agreement as of the Closing Date or as soon as practicable thereafter (including through a sub-contracting, sub-licensing, or sub- leasing arrangement, or an arrangement under which such Parent Party or one of its Affiliates would enforce such Contract or License for the benefit of the Partnership, with the Partnership assuming such Parent Party's or its Affiliate's obligations and any and all rights of such Parent Party or its Affiliate against the other party thereto). If the approval of the other party is obtained, such approval shall constitute a confirmation (automatically and without further action of the parties) that such Contract or License is assigned to the Partnership as of the Closing Date, and (automatically and without further action of the parties) that the liabilities with respect to such Contract or License are assumed by the Partnership as of the Closing Date. The agreements set forth on
Schedule 2.05 will apply with respect to the USAi Contracts described therein.

          SECTION 2.06. Closing Date. The closing of the transactions set forth in this Article II (the "Closing") shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on the second Business Day following the satisfaction (or to the extent permitted, the waiver) of all the conditions to the parties' obligations set forth in Article V (other than those requiring the delivery of documents or the taking of other action at the Closing), or at such other place, time and date as the parties hereto shall agree (the "Closing Date").

          SECTION 2.07. Assignment of Rights by Diller. Diller may assign beneficial interests in the right to receive up to an aggregate of 10% of the Common Interests (as defined in the Partnership Agreement) that Diller is entitled to receive upon the Closing to one or more Persons


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                                                                             6



designated by Diller prior to Closing; provided that no more than four such Persons may be designated. For any such assignment to be effective, such assignee shall have agreed, pursuant to an instrument in a form reasonably satisfactory to Universal, to be bound by the terms of Section 6.07 of the Partnership Agreement.


                                  ARTICLE III

               Representations and Warranties of Parent Parties

          Representations and warranties of USAi relating to (i) the portions of its Existing Business contained in USA Cable, Studios USA or their respective subsidiaries speak only as to the period between February 13, 1998, and the date hereof and (ii) the portions of its Existing Business contained in USA Films and its subsidiaries speak only as to the period between May 29, 1999, and the date hereof (it being understood that matters existing prior to
(x) February 13, 1998, in the case of clause (i) above, and (y) May 29, 1999, in the case of clause (ii) above, shall not be deemed to be a breach of a representation or warranty that speaks on and after such respective date). Subject to the immediately preceding sentence, each Parent Party (unless otherwise specified), with respect to itself and, as applicable, with respect to its Affiliates, represents and warrants to the other Parent Party as follows:

          SECTION 3.01. Organization, Standing and Power. Each of such Parent Party and its Transaction Affiliate(s) (i) is duly organized or formed, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is so organized or formed and (ii) has full corporate or limited liability company power and authority to perform and comply with all the terms and conditions of each Transaction Document to which it is, or is specified to be, a party. Each of such Parent Party and its Transaction Affiliate(s) is duly qualified to do business as a foreign corporation or limited liability company and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of the business transacted by it or the character or location of the properties owned or leased by it requires such qualification, except where failure to be so qualified would not have a Material Adverse Effect.

          SECTION 3.02. Authority; Execution and Delivery; Enforceability. Each of such Parent Party and its Affiliates has full power and authority to execute and


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                                                                             7

deliver the Transaction Documents to which it is, or is specified to be, a party and to consummate the Transactions to which it is, or is specified to be, a party. The execution, delivery and performance by each of such Parent Party and its Affiliates of the Transaction Documents to which it is, or is specified to be, a party and the consummation by each of such Parent Party and its Affiliates of the Transactions to which it is, or is specified to be, a party have been (or, with respect to such Affiliates, prior to the Closing Date will be) duly authorized by all necessary corporate or limited liability company action subject, in the case of USAi, to receipt of the USAi Stockholder Approvals, and no other corporate proceedings on the part of such Parent Party or its Affiliates are necessary to authorize this Agreement or the consummation of the Transactions. Each of such Parent Party and its Affiliates has duly executed and delivered this Agreement (to the extent a party hereto) and prior to the Effective Time will have duly executed and delivered each other Transaction Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each other Transaction Document to which it is, or is specified to be, a party will, after the Effective Time (assuming the execution and delivery by each other party thereto), constitute its legal, valid and binding obligations, enforceable against it in accordance with its terms. The USAi Board formed a special committee of the USAi Board, composed of the four disinterested directors on the USAi Board (the "Special Committee"), to consider this Agreement, the other Transaction Documents to which USAi is a party and the Transactions, and to make a recommendation with respect thereto to the entire USAi Board. The Special Committee, at a meeting duly called and held at which all members of the Special Committee were present either in person or by telephone, (x) received the opinion of Bear, Stearns & Co. to the effect that the consideration to be received by USAi in the Transactions is fair, from a financial point of view, to the stockholders of USAi other than Universal, Liberty, Diller and their Affiliates, and (y) duly and unanimously (and without any abstentions) adopted resolutions (i) declaring advisable this Agreement, (ii) determining that the terms of the Transactions are fair to and in the best interests of the public stockholders of USAi, other than stockholders party to the Transactions, and (iii) recommending that the USAi Board approve this Agreement, the other Transaction Documents to which USAi is a party and the Transactions, and that the USAi Board declare the advisability of this Agreement. After receiving and considering such resolutions of the Special Committee, the USAi Board, at a meeting duly called and held at which all directors of USAi were present either in person or by


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                                                                             8

telephone, duly adopted resolutions (i) approving and declaring advisable this Agreement, (ii) determining that the terms of the Transactions are fair to and in the best interests of the public stockholders of USAi other than stockholders party to the Transactions, (iii) directing that this Agreement and the Transactions be submitted to a vote at a meeting of USAi's stockholders to be held as promptly as practicable following the date of this Agreement, (iv) recommending that such stockholders adopt this Agreement and approve and authorize the Transactions to the extent USAi is a party thereto and (v) approving the other Transaction Documents to which USAi is a party and the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

          SECTION 3.03. No Conflicts; Consents. Except as set forth on
Schedule 3.03, the execution, delivery and performance by each of such Parent Party and its Affiliates of this Agreement (to the extent a party hereto) does not, the execution, delivery and performance by each of such Parent Party and its Affiliates of each other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance with the terms of the Transaction Documents will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional or accelerated rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of such Parent Party or its Affiliates under, any provision of (i) the Organizational Documents of such Parent Party or its Affiliates, (ii) any Material Contract to which such Parent Party or its Affiliates is a party or by which any of their respective properties or assets is bound or (iii) any judgment, order or decree (collectively, "Judgment") or any statute, law, ordinance, rule or regulation (collectively, "Applicable Law") applicable to such Parent Party or its Affiliates or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a Material Adverse Effect. No consent, approval, license, permit, order or authorization (collectively, "Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (collectively, "Governmental Entity"), is required to be obtained or made by or with respect to either such Parent Party or any of its


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Affiliates in connection with the execution, delivery and performance of the
Transaction Documents to which it is, or is specified to be, a party or the consummation of the Transactions, other than such Consents, registrations, declarations or filings, the failure of which to obtain or make, would not, individually or in the aggregate, have a Material Adverse Effect or those set forth on Schedule 3.03.

          SECTION 3.04. Capitalization of USAi; Warrants. USAi represents and warrants to Universal that as of the close of business on the Reference Date
(a) the authorized capital stock of USAi consisted of (i) 1,600,000,000 shares of USAi Common Stock, of which 314,347,113 shares were then issued and outstanding and 6,379,547 shares were then held in treasury, (ii) 400,000,000 shares of Class B common stock of USAi, par value $.01 per share ("USAi Class B Common Stock"), of which 63,033,452 shares were then issued and outstanding and (iii) 100,000,000 shares of preferred stock of USAi, par value $.01 per share ("USAi Preferred Stock"), of which there were then no shares issued and outstanding (the issued and outstanding shares in clauses (i) and (ii) above, collectively, the "USAi Shares"). Except for the USAi Shares and the other securities set forth in this Section 3.04, there are no shares of capital stock or other equity securities of USAi issued, reserved for issuance or outstanding. Except as set forth on Schedule 3.04 or, with respect to preemptive rights, as set forth in the Investment Agreement, the USAi Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of USAi or any Contract to which USAi is a party or otherwise bound. Other than (i) options to purchase an aggregate of 82,130,198 shares of USAi Common Stock issued pursuant to employee benefit plans and agreements of USAi as of the date hereof, (ii) USANi Shares entitling the holders thereof to acquire, in the aggregate, 181,366,238 shares of USAi Common Stock and 146,570,000 shares of USAi Class B Common Stock, (iii) 31,620,064 shares of USAi Common Stock and 1,596,544 shares of USAi Class B Common Stock issuable upon the exchange of shares of Home Shopping Network, Inc., (iv) 1,137,498 shares of USAi Common Stock issuable upon conversion of USAi's 7% Convertible Subordinated Debentures due July 1, 2003, (v) 167,994 shares of USAi Common Stock issuable upon the exercise of outstanding warrants, (vi) 452,500 shares of USAi Common Stock issuable under various restricted stock grants, (vii) up to 54,271,825 shares of USAi Common Stock issuable pursuant to the Expedia Agreement (including 25,739,216 shares of USAi Common Stock issuable upon the conversion of shares of USAi Preferred Stock issuable pursuant to the Expedia Agreement), (viii) up to 13,125,000 shares of USAi Preferred Stock issuable pursuant to the Expedia Agreement and (ix) up to 16,965,000 shares of USAi Common Stock issuable upon the exercise of warrants issuable pursuant to the Expedia Agreement, as of the date hereof, except in connection with this Agreement and the Transactions contemplated hereby, or as set forth in the Investment Agreement, the Governance Agreement, the Stockholders Agreement, the Exchange Agreement and the USANi LLC Agreement, as of the Reference Date there were not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which USAi is a party or by which USAi is bound
(i) obligating USAi to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, USAi, (ii) obligating USAi to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of USAi Shares.

          (b) USAi has full power to execute and deliver the Warrants, and the Warrants have been, or as of the Closing Date will be, duly authorized by USAi and, when duly executed, issued and delivered, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of USAi, entitled to the benefits of the Warrant Agreement and enforceable against USAi in accordance with their terms. As of the Closing Date, (i) 60,467,735 shares of USAi Common Stock, adjusted as set forth in Section 2.04 or pursuant to Section 4.1(f) of the Warrant Agreement, shall be issuable upon the exercise of the Warrants and (ii) such shares of USAi Common Stock have been or, prior to the Closing Date, will be duly and validly authorized and reserved for issuance upon exercise of the Warrants and, when issued upon such exercise, will be validly issued, fully paid and nonassessable.

          SECTION 3.05. The Contributed Subsidiaries. USAi represents and warrants to Universal that, (a) Schedule 3.05(a) sets forth, for each Contributed Subsidiary, the amount of its authorized capital stock or other ownership interests, the amount of its outstanding capital stock or other ownership interests and the record


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                                                                            11

and beneficial owners of its outstanding capital stock or other ownership interests. Except as set forth on Schedule 3.05(a), there are no shares of capital stock or other ownership interests in any such Contributed Subsidiary issued, reserved for issuance or outstanding. All the outstanding shares of capital stock or other ownership interests of each such Contributed Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, if applicable, the certificate of incorporation, by-laws or other organizational documents of such Contributed Subsidiary or any Contract to which such Contributed Subsidiary is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of any such Contributed Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock or other ownership interests of such Contributed Subsidiary may vote ("Voting Subsidiary Debt"). Except as set forth above, as of the date hereof, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which any such Contributed Subsidiary is a party or by which any of them is bound (i) obligating such Contributed Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other ownership interests in, any such Contributed Subsidiary or Voting Subsidiary Debt, (ii) obligating such Contributed Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of capital stock or other ownership interests of such Contributed Subsidiary. As of the date hereof, there are not any outstanding contractual obligations of any such Contributed Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of such Contributed Subsidiary.

          (b) (i) Except for ownership interests in its wholly owned subsidiaries and the ownership interests set forth on Schedule 3.05(b), as of the date hereof, no Contributed Subsidiary owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, other than any interest in special purpose subsidiaries formed in connection with motion picture or television production projects, and (ii) the Contributed Subsidiaries do not own (or will not own as of the Closing), directly or indirectly, any Excluded Assets and are not (or will not be) liable (after giving effect to the indemnification provisions of Article VII) in respect of any Excluded Liabilities.

          SECTION 3.06. Financial Statements; No Undisclosed Liabilities. (a) USAi represents and warrants to Universal that (i) the consolidated financial statements of USAi included in the documents filed by USAi with the SEC since January 1, 2000, through the date hereof (the "USAi SEC Documents") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of USAi and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the USAi SEC Documents, as of the date of this Agreement, neither USAi nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. GAAP to be set forth on a consolidated balance sheet or in the notes thereto and that, individually or in the aggregate, would have a Material Adverse Effect.

         (ii) USAi has delivered to Universal a copy of the unaudited interim balance sheet of USAi's Existing Business as of September 30, 2001 (the "Balance Sheet"). The Balance Sheet has been prepared in accordance with U.S. GAAP, from the books and records of USAi, and presents fairly, in all material respects, the financial position of USAi's Existing Business as of the date thereof, subject to normal year-end adjustments. Except as set forth in the Balance Sheet, as of the date thereof, neither USAi nor any of its subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) arising primarily out of the conduct of USAi's Existing Business and required by U.S. GAAP to be set forth on a consolidated balance sheet or in the notes thereto and that, individually or in the aggregate, would have a Material Adverse Effect.

          (b) Universal represents and warrants to USAi that the consolidated financial statements of Vivendi included in the documents filed by Vivendi with the SEC since January 1, 2000, through the date hereof (the "Vivendi SEC Documents") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in France ("French GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of Vivendi and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Vivendi SEC Documents, as of the date of this Agreement, neither Vivendi nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by French GAAP to be set forth on a consolidated balance sheet or in the notes thereto and that, individually or in the aggregate, would have a Material Adverse Effect.

          SECTION 3.07. Contracts. USAi's SEC Reports complied in all material respects with the disclosure requirements of Item 601 of Regulation S-K. Except as set forth on Schedule 3.07 and except as would not have a Material Adverse Effect, all of the Material Contracts are in full force and effect and are valid and binding agreements of USAi or its Affiliates and, to the knowledge of USAi, the other parties thereto, enforceable in accordance with their terms. Except as set forth on Schedule 3.07, to the knowledge of USAi, no party is in default in any material respect under any of the Material Contracts, nor does any condition exist that with notice or the lapse of time or both would constitute such a default. Except for the need to obtain the Consents listed on Schedule 3.03 and except as would not have a Material Adverse Effect, the Transactions will not affect the validity or enforceability of any of the Material Contracts. Except as set forth on
Schedule 3.07 or as would not have a Material Adverse Effect, as of the date of this Agreement, no party to any Material Contract has informed USAi or, to USAi's knowledge, its Affiliates, of its intention (x) to terminate such Material Contract or amend the material terms thereof, (y) to refuse to renew such Material Contract upon expiration of its term, or (z) to renew such Material Contract upon expiration only on terms and conditions that are more onerous to its Existing Business, as the case may be, than those now existing.

          SECTION 3.08. Contributed Assets. (a) Such Parent Party owns, directly or indirectly, and has good and valid title to all such Parent Party's Contributed Assets, free and clear of all Liens, except Permitted Liens.

          (b) Neither such Parent Party nor any of its Affiliates owns (or will own as of the Closing) any asset, property or right, tangible or intangible, that is primarily used in the business or operations of its Existing Business, other than, in each case, such assets, properties and rights that are being Contributed to the Partnership in accordance with this Agreement. Such Parent Party's Contributed Assets are sufficient for the conduct of its business by the Partnership immediately following the Closing in substantially the same manner as currently conducted by such Parent Party.

          SECTION 3.09. Real Property. No fee estates are included in the Material Real Property. Except as set forth on Schedule 3.09, USAi or an Affiliate thereof has good title to all the Material Real Property, free and clear of all Liens or other restrictions on the Material Real Property, except for Permitted Liens. Except for that portion of the Material Real Property subject to leases where USAi is lessor or sublessor and except as would not have a Material Adverse Effect, USAi is in possession of, and has full legal and practical access to, the Material Real Property. As of the date hereof there are no pending or, to the knowledge of USAi, threatened condemnation or appropriation proceedings against any of the Material Real Property, except as would not have a Material Adverse Effect. With respect to each leasehold or subleasehold interest included in the Material Real Property, USAi or its Affiliate has enforceable rights to nondisturbance and quiet enjoyment, and no third party holds any interest in the leased premises with the right to foreclose upon such leasehold or subleasehold interest, except as would not have a Material Adverse Effect.

          SECTION 3.10. Intangible Property. Except (i) as set forth on
Schedule 3.10 or (ii) as has arisen in the ordinary course of business consistent with past practice and without material diminution of the value thereof, to the knowledge of USAi, no other person has any claim of ownership or right of use with respect to its Intangible Property. The use of such Intangible Property by USAi's

Existing Business does not, and the use by the Partnership immediately after the Closing will not, conflict with, infringe upon, violate, or interfere with or constitute an appropriation of any right, title, interest, or goodwill, including any intellectual property right, patent, trademark, trade name, service mark, brand name, computer program, database, industrial design, copyright, or any pending application therefor of any other Person (except for such conflicts, infringements, violations or appropriations as would not have a Material Adverse Effect), and, to the knowledge of USAi, there have been no claims made, and USAi's Existing Business has not received any written notice, that any such item of Intangible Property is invalid or conflicts with the asserted rights of any Person (other than such invalidity or conflicts as would not have a Material Adverse Effect).

          SECTION 3.11. Licenses. Each material License of USAi's Existing Business has been validly issued and is in full force and effect, and USAi, or an Affiliate thereof, is the authorized legal holder thereof and has complied in all material respects with all the terms and conditions thereof. As of the date hereof, there is no Proceeding pending or, to USAi's knowledge, threatened, seeking the revocation, modification (in a manner adverse to USAi's Existing Business) or limitation of any material License of USAi's Existing Business, and no such License will be subject to suspension, modification, revocation or non-renewal as a result of the execution of this Agreement or the consummation of the Transactions, except for such suspensions, modifications, revocations or non-renewals as would not have a Material Adverse Effect. USAi possesses all material Licenses to own or hold under lease and operate its Contributed Assets that are necessary to enable it to conduct its Existing Business as currently conducted.

          SECTION 3.12. Absence of Changes or Events. Except as set forth on
Schedule 3.12 and except as disclosed in such Parent Party's SEC Reports, since December 31, 2000 through the date hereof, (i) such Parent Party has caused its Existing Business to be conducted in the ordinary course and in substantially the same manner as previously conducted and (ii) there has not been any Material Adverse Effect.

          SECTION 3.13. Compliance with Applicable Laws. Except as disclosed in such Parent Party's SEC Reports, the Existing Business of such Parent Party has been and is presently being conducted in compliance with all Applicable Laws, including those relating to the environment, except for instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule 3.13, (i) neither such Parent Party nor any of its Affiliates has received any written communication during the past year from a Governmental Entity that alleges that its Existing Business is not in compliance in any material respect with any Applicable Laws and (ii) neither such Parent Party nor any of its Affiliates has received any written notice that any investigation or review by any Governmental Entity with respect to any of its Contributed Assets or its Existing Business is pending or that any such investigation is contemplated.

          SECTION 3.14. Litigation. Except as set forth on Schedule 3.14 or as disclosed in such Parent Party's SEC Reports, there are not any (i) outstanding Judgments against or affecting such Parent Party, its Affiliates or its Contributed Assets or Contributed Subsidiaries, or (ii) claims, actions, suits, proceedings, arbitrations, investigations, inquiries, or hearings or notices of hearings (collectively, "Proceedings") pending or, to the knowledge of such Parent Party, threatened against or affecting such Parent Party, its Affiliates or its Contributed Assets or Contributed Subsidiaries, by or against any Governmental Entity or any other Person, that in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the Transactions or that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          SECTION 3.15. Universal Contributed Interests. Universal represents and warrants to USAi that, as of the Closing Date, all the outstanding shares of capital stock or other ownership interests of each Universal Contributed Interest will have been duly authorized and validly issued and will have been fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, if applicable, the certificate of incorporation, by-laws or other organizational documents of such Universal Contributed Interest or any Contract to which such Universal Contributed Interest is a party or otherwise bound. As of the Closing Date, there will not be any bonds, debentures, notes or other indebtedness of any such Universal Contributed Interest having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock or other ownership interests of such Universal Contributed Interest may vote ("Voting Contributed Interest Debt"). As of the Closing Date, there will not be any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which any such Universal Contributed Interest is a party or by which any of them is bound (i) obligating such Universal Contributed Interest to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other ownership interests in, any such Universal Contributed Interest or Voting Contributed Interest Debt, (ii) obligating such Universal Contributed Interest to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of capital stock or other ownership interests of such Universal Contributed Interest.

          (b) As of the Closing Date, the Universal Contributed Interests will not own, directly or indirectly, any Excluded Assets and will not be liable (after giving effect to the indemnification provisions of Article VII) in respect of any Excluded Liabilities.

          SECTION 3.16. Brokers or Finders. No agent, broker, investment banker or other firm or person is or will be entitled to receive from a Parent Party or its Affiliates or the Partnership any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions, except (i) as to Universal and its Affiliates, Goldman, Sachs & Co., whose fees and expenses will be paid by Universal, and (ii) as to USAi and its Affiliates, Allen & Co. and Bear, Stearns & Co., whose fees and expenses will be paid by USAi.

          SECTION 3.17. Investment Intent. Such Parent Party understands that
(i) the interests in the Partnership to be issued to it as contemplated by the Partnership Agreement have not been, and will not be, registered under the Securities Act of 1933, as amended, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and (ii) to the extent it or any of its Affiliates acquires any of the interests in the Partnership as contemplated by the Partnership Agreement, it or such Affiliate will be acquiring such shares solely for its own account for investment purposes, and not with a view to the distribution thereof.

          SECTION 3.18. Tax Matters. (a) All material Returns required to be filed by such Parent Party for taxable periods ending on or prior to the Closing Date by, or with respect to, its Existing Business have been or will be filed in accordance with all applicable laws, and all Taxes due have been or will be paid, except where the failure to so file or so pay would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

          (b) USAi represents and warrants that, except as set forth on
Schedule 3.18(b), each entity to be Contributed to the Partnership by USAi or USANi Sub pursuant to this Agreement and Section 3.01 of the Partnership Agreement will be treated as a pass-through entity for U.S. federal income tax purposes at the time of contribution.

          SECTION 3.19. Employee Matters. For purposes hereof, "USAi Benefit Arrangements" shall mean all material employee benefit plans or arrangements that cover any employee of USAi's Existing Business (the "USAi Business Employees") including any employment, severance, or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits.

          (b) No USAi Benefit Arrangement is an "employee pension benefit plan," as defined in Section 3(2) of ERISA (an "USAi Pension Plan"), that is subject to Title IV of ERISA or Section 412 of the Code, and no USAi Benefit Arrangement provides post-retirement welfare benefits, except as required by law. Neither USAi nor any of its Affiliates has incurred or expects to incur any liability or lien under Title IV of ERISA or Section 412 of the Code, which liability or lien would be reasonably expected to have a Material Adverse Effect.

          (c) Without limiting the generality of Section 3.19(b), except as set forth on Schedule 3.19(c) to be provided within 10 Business Days hereafter, no USAi Benefit Arrangement or employee benefit plans of any of its Affiliates or any entity required to be combined with USAi or any of its Affiliates under Section 414(b), Section 414(c), Section 414(m), or Section 414(o) of the Code (an "ERISA Affiliate") is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, and neither USAi nor any of its Affiliates nor any of its ERISA Affiliates has incurred or expects to incur any liability or lien with respect to any multiemployer pension plan which liability or lien would be reasonably expected to have a Material Adverse Effect.

          (d) Except as set forth on Schedule 3.19(d), none of USAi, any of its Affiliates, or any of its ERISA Affiliates has incurred, or expects to incur solely as a result of the consummation of the Transactions (including any termination of employment in connection therewith), any cost, fee, expense, liability, claim, suit, obligation, or other damage with respect to any USAi Pension Plan, or any USAi Benefit Arrangement that could give rise to the imposition of any liability, cost, fee, expense, or obligation on the Partnership or any of its Affiliates, which would be reasonably expected to have a Material Adverse Effect, and, to USAi's knowledge, no facts or circumstances exist that could give rise to any such cost, fee, expense, liability, claim, suit, obligation, or other damage, which would be reasonably expected to have a Material Adverse Effect. Except as set forth on Schedule 3.19(d), neither the execution and delivery of this Agreement nor the consummation of the Transactions (including any terminations of employment in connection therewith) will (i) increase any benefits otherwise payable under any USAi Benefit Arrangement, which would be reasonably expected to have a Material Adverse Effect or (ii) result in the acceleration of the time of payment or vesting of any such payment, which would be reasonably expected to have a Material Adverse Effect.

          (e) USAi will deliver or make available to Universal within ten business days hereafter true and complete copies of each of the following documents:

               (i) each USAi Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto, and (if applicable) each summary plan description together with any summary of material modifications;

               (ii) each written USAi Benefit Arrangement and written descriptions thereof that has been distributed to the USAi Business Employees (including descriptions of the number and level of employees covered thereby); and

               (iii) each employee handbook or similar document describing any USAi Benefit Arrangement applicable to the USAi Business Employees.

          (f) Except as set forth on Schedule 3.19(f) to be provided within 10 Business Days hereafter, no controversies, disputes or proceedings are pending or, to USAi's knowledge, threatened, between USAi or any of its Affiliates, and any of the USAi Business Employees, which would be reasonably expected to have a Material Adverse Effect. Except as set forth on Schedule 3.19(f) to be provided within 10 Business Days hereafter, no labor union or other collective bargaining unit represents or, to USAi's knowledge, claims to represent any USAi Business Employees and, to USAi's knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board Certification election with respect to any USAi Business Employees.

          (g) Except where any such failure would not be reasonably expected to have a Material Adverse Effect, all USAi Benefit Arrangements (i) comply in all material respects with Applicable Law, including but not limited to ERISA and the Code, and (ii) have been administered in all material respects in accordance with their terms, and all required contributions have been made to such USAi Benefit Arrangements. Except as set forth on Schedule 3.19(g), all USAi Pension Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter from the Internal Revenue Service, and USAi has no knowledge of any events that would cause such letter to be revoked.


                                  ARTICLE IV

                           Agreements and Covenants

          SECTION 4.01. Covenants Relating to Conduct of Business. (a) Except for matters set forth in Schedule 4.01 or otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, each Parent Party shall cause its respective Existing Business to be conducted in the usual, regular and ordinary course in substantially the same manner as previously conducted (including with respect to advertising, promotions, capital expenditures and inventory levels) and use all reasonable efforts to keep intact the respective businesses of such Parent Party's Existing Business, keep available the services of their current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal to the end that their respective businesses shall be unimpaired at the Closing. Each Parent Party shall not, and shall not permit any of its Affiliates to, take any action that would, or that could reasonably be expected to, result in any of the conditions set forth in
Article V not being satisfied. In addition (and without limiting the generality of the foregoing), except as set forth in Schedule 4.01 or otherwise expressly permitted or required by the terms of this Agreement, each Parent Party shall not, and shall not permit any of its Affiliates to, do any of the following in connection with its Existing Business without the prior written consent of the other Parent Party:

               (i) with respect to any of its Contributed Subsidiaries, amend its Organizational Documents, except as is necessary to consummate the Transactions;

              (ii) other than sweeping cash in the ordinary course of business consistent with past practice, make any declaration or payment of any dividend or any other distribution in respect of its equity interest in any Contributed Subsidiary;

             (iii) with respect to any of its Contributed Subsidiaries, redeem or otherwise acquire any shares of its capital stock or issue any capital stock (except upon the exercise of outstanding options) or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of such capital stock;

              (iv) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness in connection with its Existing Business;

               (v) permit, allow or suffer any Contributed Assets to become subjected to any Lien of any nature whatsoever, except Permitted Liens;

              (vi) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value relating to its Existing Business;

             (vii) except for intercompany loans among Contributed Subsidiaries in the ordinary course of business or transactions in the ordinary course, consistent with past practice and not material in amount, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with any of its Affiliates;

            (viii) make any change in any method of financial accounting or financial accounting practice or policy of its Existing Business other than those required by generally accepted accounting principles;

              (ix) make any change in the methods or timing of collecting receivables or paying payables with respect to its Existing Business;

               (x) other than in the ordinary course of business, make or incur any capital expenditure in connection with its Existing Business that is not currently approved in writing or budgeted;

              (xi) sell, lease, license or otherwise dispose of any of the assets of its Existing Business, except inventory, programming or other goods or services sold in the ordinary course of business consistent with past practice; or

             (xii) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

          (b) Except as set forth in Schedule 4.01 or otherwise expressly permitted by the terms of this Agreement or any ancillary agreements that may be entered into in connection with the Transactions, USAi shall not, and shall not permit any of its Affiliates to:

               (i) adopt or amend any USAi Benefit Arrangement (or any plan or arrangement that would be an USAi Benefit Arrangement if adopted) relating primarily to its Existing Business or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract relating to its Existing Business with any labor organization, union or association, except in each case, in the ordinary course of business and consistent with past practice or as required by Applicable Law; or

              (ii) (A) grant to any USAi Business Employee any increase in compensation or benefits, except grants in the ordinary course of business and consistent with past practice or as may be required under agreements in existence on the date of this Agreement or (B) grant new options or restricted stock to any USAi Business

          Employee except as may be required under agreements in existence on the date of this Agreement.

          (c) Each Parent Party shall promptly advise the other Parent Party in writing of the occurrence of any matter or event that is material to the business, assets, financial condition, or results of operations of its Existing Business, taken as a whole.

          (d) Notwithstanding any other provision of this Agreement, following the date hereof, each Parent Party shall manage its cash (including any sweeps thereof), payables and receivables relating to its Existing Business in each case in the ordinary course of business and consistent with past practice.

          SECTION 4.02. Access to Information. Except as may be deemed appropriate to ensure compliance with any Applicable Laws and subject to any applicable privileges, from the date hereof to the Closing Date each Parent Party (i) shall give the other Parent Party and its authorized representatives reasonable access to the offices, properties, books and records of it relating to its Existing Business during normal business hours and upon reasonable prior notice, (ii) shall furnish to such other Parent Party and its authorized representatives such financial and operating data and other information relating to such Existing Business as such other Parent Party may reasonably request and (iii) shall instruct its employees and representatives to cooperate with such other Parent Party in its investigation of such Existing Business, all for the purpose of enabling such other Parent Party and its authorized representatives to conduct, at their own expense, business and financial reviews, investigations and studies of such Existing Business. No investigation pursuant to this Section 4.02 shall affect or otherwise obviate or diminish any representations or warranties of any Parent Party or conditions to the obligations of any Parent Party.

          SECTION 4.03. Confidentiality. Each Parent Party acknowledges that the information being provided to it in connection with the consummation of the Transactions, as well as the information relating to its Existing Business that will be Contributed to the Partnership as of the Closing Date, is intended to be kept confidential, and each Parent Party shall keep confidential, and cause its Affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all such information, except as required by law or administrative process and except for information that is currently available to the public, or thereafter becomes available to the public other than as a result of a breach of this Section 4.03. The covenant set forth in this Section 4.03 shall terminate five years after the date of this Agreement.

          SECTION 4.04. Reasonable Best Efforts. (a) On the terms and subject to the conditions of this Agreement, each Parent Party and its Affiliates shall use its reasonable best efforts to cause the Closing to occur as soon as practicable after the date hereof (but subject to the satisfaction of the conditions set forth in Article V), including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing.

          (b) Subject to Section 2.05, prior to the Closing each Parent Party (at its own expense) shall use its reasonable best efforts to obtain, and shall cause its Affiliates to cooperate in obtaining, all consents and approvals from third parties necessary or appropriate to permit the contributions contemplated by Section 2.03 and the consummation by such Parent Party and its Affiliates of the Transactions.

          (c) Following the date hereof, each Parent Party shall file promptly any forms required under applicable law and take any other action reasonably necessary in connection with obtaining the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to the extent applicable to the Transactions.

          SECTION 4.05. Expenses; Transfer Taxes. (a) Whether or not the Closing takes place, and except as set forth in Section 6.02(b) or in Article VII, all costs and expenses incurred in connection with the preparation of the Transaction Documents and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, including all costs and expenses incurred pursuant to Section 4.04.

          (b) Any liabilities, obligations or commitments for transfer, documentary, sales, use, registration, value- added and other similar Taxes, governmental fees or other like assessments or charges of any kind whatsoever and related amounts (including any penalties, interest and additions thereto) (each, a "Transfer Tax") shall be paid as follows: (i) USAi shall pay all Transfer Taxes on the contribution to the Partnership of the USANi Contributed Interests and the membership interests in USA Films pursuant to Section 2.03(a), (ii) Universal shall pay all Transfer Taxes on the contribution of the Universal Contributed

Interests and the USANi Distributed Interests to the Partnership pursuant to
Section 2.03(a) and (iii) each Parent Party shall pay one half of the Transfer Taxes on the distribution by USANi of the USANi Distributed Interests pursuant to Section 2.02. The Parent Party responsible for paying a Transfer Tax shall use (and cause its Affiliates to use) its reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and the Parent Parties shall cooperate with one another in providing any information and documentation that may be necessary to obtain such exemptions.

          SECTION 4.06. Distribution Agreements. (a) On the earlier to occur of (i) the Closing Date and (ii) the date on which this Agreement is terminated in accordance with Section 6.01, the Distribution Agreements shall terminate (and each Parent Party shall take all efforts necessary to effectuate the foregoing), and the parties thereto shall have no further obligations or liabilities thereunder (including under the provisions of each such agreement relating to (x) distribution obligations after termination or
(y) rights of first negotiation and last refusal after termination), except with respect to services rendered prior to the date of such termination.

          (b) On the Closing Date, the Ancillary Distribution Agreements shall terminate (and each Parent Party shall take all efforts necessary to effectuate the foregoing), and the parties thereto shall have no further obligations or liabilities thereunder, except with respect to services rendered prior to the date of such termination.

          (c) Each Parent Party agrees, on behalf of itself and its Affiliates, that for a reasonable period of time and not less than one year following the termination of the Distribution Agreements, it or its Affiliates will make available to the other Parent Party and its Affiliates (for the domestic and international distribution of television programming produced by such Parent Party or its Affiliates), any excess capacity, under existing output agreements or otherwise, with respect to the domestic and international distribution of television programming that such Parent Party and its Affiliates are unable to use for their own programming. In connection with the termination of the agreements set forth in Section 4.06(a), Universal and USAi shall cooperate and act in good faith (i) to continue to provide television distribution, including access to output agreements, for a period of one-year following the termination date under Section 4.06(a) on terms and conditions (not including with respect to exclusivity, non-compete and the like) consistent with past practice, and (ii) to provide for the orderly wind down of any in-process commitments or obligations so as not to unreasonably disrupt the Existing Businesses.

          SECTION 4.07. Publicity. From the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued by any party or any of its Affiliates without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange or commission (in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance); provided, however, that a party may make internal announcements to its and its Affiliates' employees that are consistent with the parties' prior public disclosures regarding the Transactions.

          SECTION 4.08. Further Assurances. (a) From time to time prior to and after the Closing, as and when reasonably requested by another party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 4.04), as such other party may reasonably deem necessary or desirable to consummate the Transactions.

          (b) Universal and its Affiliates and Liberty and its Affiliates shall use their respective reasonable best efforts (subject to the terms of the Universal/Liberty Merger Agreement) to cause the conditions to closing set forth in Sections 6.01, 6.02 and 6.03 of the Universal/Liberty Merger Agreement to be satisfied as promptly as practicable. Universal and its Affiliates shall not, without USAi's written consent, terminate the Universal/Liberty Merger Agreement (other than pursuant to Section 7.01(a)(iv) thereof) or amend the Universal/Liberty Merger Agreement in any manner that would (i) delay the consummation of the Transactions in any material respect, or (ii) increase the consideration payable to Liberty and/or its Affiliates thereunder, other than in connection with any amendments entered into pursuant to Section 5.01(d) of the Universal/Liberty Merger Agreement.

          (c) In the event that at any time or from time to time after the Closing, any Parent Party (or its Affiliates) shall receive or otherwise possess any Contributed Asset that was not assigned or otherwise transferred to the Partnership at the Closing, such Parent Party shall promptly use its reasonable best efforts to transfer, or cause to be transferred, such asset to the Partnership. Prior to any such transfer, the Parent Party (or its Affiliates) possessing such asset shall hold such asset (and all earnings generated by such asset from and after the Closing) in trust for the Partnership.

          SECTION 4.09. Board Recommendation. Neither the USAi Board nor any committee thereof shall withdraw or modify in a manner adverse to Universal, or propose to withdraw or modify, in a manner adverse to Universal, the approval or recommendation by the USAi Board or any such committee of this Agreement, the other Transaction Documents to which USAi is a party or the Transactions. Notwithstanding the foregoing, if, prior to the USAi Stockholder Approvals, (a) a majority of the Special Committee determines in good faith, following receipt of the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations, the Special Committee may withdraw or modify its recommendation of this Agreement, the other Transaction Documents to which USAi is a party and the Transactions, and (b) a majority of the USAi Board determines in good faith, following receipt of the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations, the USAi Board may withdraw or modify its recommendation to USAi's stockholders of this Agreement, the other Transaction Documents to which USAi is a party and the Transactions; provided that neither the Special Committee nor the USAi Board may take any action that would result in USAi's stockholders no longer being legally capable under the DGCL of approving or authorizing this Agreement or the Transactions.

          SECTION 4.10. Preparation of Proxy Statement; Stockholders Meeting.
(a) As soon as practicable after execution of this Agreement, USAi shall prepare and file with the SEC a preliminary Proxy Statement, in form and substance reasonably satisfactory to Universal, and shall use its reasonable best efforts to respond, after consultation with Universal, as promptly as practicable to any comments of the SEC with respect thereto. USAi shall notify Universal promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information. USAi shall supply Universal with copies of all correspondence between it or its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Universal shall cooperate with USAi in providing any information or responses to comments, or other assistance, reasonably requested in connection with the foregoing. If at any time prior to receipt of the USAi Stockholder Approvals there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, USAi shall promptly prepare and mail to its stockholders such an amendment or supplement. USAi shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after filing with the SEC. The Proxy Statement shall comply in all material respects with all applicable requirements of law. None of the information supplied or to be supplied by Vivendi, USAi or their respective Affiliates for inclusion or incorporation by reference in the proxy statement will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

          (b) USAi shall duly call, give notice of, convene and hold a meeting of its stockholders (the "USAi Stockholders Meeting") for the purpose of seeking the USAi Stockholder Approvals as soon as practicable after the filing of the definitive Proxy Statement. USAi shall, through the USAi Board, recommend to its stockholders that they give the USAi Stockholder Approvals, except to the extent that the USAi Board shall have withdrawn or modified its recommendation to USAi's stockholders of this Agreement and the Transactions as permitted by Section 4.09. USAi agrees that its obligations pursuant to this Section 4.10 shall not be affected by the withdrawal or modification by the USAi Board or any committee thereof of such Board's or such committee's recommendation to USAi's stockholders of this Agreement or the Transactions.

          (c) Subject to clause (b) of this Section 4.10, each Parent Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parent Party in doing, all things necessary, proper or advisable to obtain the USAi Stockholder Approvals.

          (d) At any meeting of the stockholders of USAi called to seek the USAi Stockholder Approvals or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement or the Transactions is sought, such Parent Party or Diller, as applicable, shall vote (or cause to be voted) any USAi Common Stock over which such Parent Party or Diller, as applicable, has the power to vote in favor of granting the USAi Stockholder Approvals.

          SECTION 4.11. Commercial Arrangements. (a) Each Parent Party shall enter into (or cause its Affiliates to enter into) a series of strategic and commercial alliances with one another covering the transactional and internet businesses of such Parent Party and its Affiliates on the Closing Date; provided, that if such alliances are not entered into on or prior to the Closing Date, the obligations under this provision shall continue after the Closing Date. The commitment to enter into such agreements is an integral part of the Transactions and the Parent Parties and their respective Affiliates shall negotiate in good faith the terms thereof, which shall be mutually beneficial and on mutually satisfactory terms and designed to treat each Parent Party and its Affiliates as a "preferred partner" of the other.

          (b) The Parent Parties shall negotiate in good faith to enter into an agreement on the Closing Date pursuant to which the Partnership will provide affiliate distribution of the Home Shopping Network, America's Store and other transactional services (such as a travel network) on an arm's-length basis; provided, that if such agreement is not entered into on or prior to the Closing Date, the obligations to provide such affiliate distribution shall continue after the Closing Date.

          (c) The Parent Parties agree to the arrangements set forth on
Schedule 4.11(c).

          (d) The failure to enter into any of the agreements set forth in this Section 4.11 prior to the Closing Date will not constitute a failure of the condition set forth in Section 5.02(b).

          SECTION 4.12. Tax Matters. (a) The Parent Parties intend that the Partnership be treated as a partnership for United States federal income tax purposes and agree to take no actions inconsistent with such treatment. The Parent Parties agree, except as otherwise required pursuant to a final determination within the meaning of Section 1313(a)(1) of the Code, to treat the transactions contemplated by Section 2.02 as a distribution by USANi to Universal and/or its Affiliates governed by Section 731 of the Code and the transactions contemplated by Sections 2.03 as a contribution of property to the Partnership governed by Section 721(a) of the Code and a distribution by the Partnership to USANi Sub, in each case that will not result in recognition of gain or loss by any Parent Party or any of their respective Affiliates under any provision of the Code or the Treasury Regulations thereunder.

          (b) To the extent any entity to be Contributed to the Partnership by Universal pursuant to this Agreement and Section 3.01 of the Partnership Agreement is treated as other than a pass-through entity for U.S. federal income tax purposes, Universal shall take all reasonable actions necessary to cause such entity (or its successor) to be treated as a pass-through entity for U.S. federal income tax purposes (a "Conversion"), provided that Universal has determined in good faith that (i) neither Universal nor any of its Affiliates shall suffer a material tax detriment or any other material cost as a result of such Conversion and (ii) such Conversion is not prohibited by applicable contract or law.

          (c) Subject to Universal delivering to USAi a schedule setting forth Universal's (or any of its Affiliate's) adjusted tax basis in any assets that were contributed to USANi or any of its subsidiaries by Universal (or any of its Affiliates) in a transaction in which USANi or any of its subsidiaries took a transferred basis, USAi will deliver to Universal no later than 30 days prior to the Closing Date a schedule setting forth to USAi's best knowledge USANi Sub's tax basis, immediately after the Effective Time, in its interest in the Partnership.

          (d) No later than 30 days prior to the Closing Date, USAi shall deliver to Universal a schedule setting forth, to the best knowledge of USAi, the adjusted tax basis of USAi or USANi Sub, as the case may be, in each of the assets to be contributed by USAi or USANi Sub, as the case may be, to the Partnership.

          SECTION 4.13. Agreement Not To Compete. (a) USAi understands that the Partnership shall be entitled to protect and preserve the going concern value of USAi's Existing Business to the extent permitted by law and that Universal would not have entered into this Agreement absent the provisions of this Section 4.13 and, therefore, for a period from the Closing Date until the date that is the later of (1) 18 months after the Closing Date and (2) six calendar months after the date upon which Diller ceases to be the CEO of the Partnership, USAi shall not, and shall cause each of its controlled Affiliates not to, directly or indirectly:

               (i) engage in the Business or acquire any interest in any Person engaged in the Business; and

              (ii)(A) solicit, recruit or hire any employees of any Existing Business or the Partnership or Persons who have worked for any Existing Business or the

          Partnership, in each case other than employees who perform solely clerical functions for such Persons, (B) solicit or encourage any employee of any Existing Business or the Partnership to leave the employment of any Existing Business or the Partnership, in each case other than employees who perform solely clerical functions for such Persons, and (C) disclose or furnish to anyone any confidential information relating to its Existing Business or the Partnership or otherwise use such confidential information for its own benefit or the benefit of any other Person; provided that the non- solicitation provisions of clauses (A) and (B) shall be deemed not breached by any advertisement or general solicitation that is not specifically targeted at the employees or Persons referred to therein;

provided, further, that if at any time after 18 months after the Closing Date
(x) Diller shall cease to be the CEO or an officer of USAi or any of its Affiliates but shall still be the CEO of the Partnership, or (y) Diller resigns as CEO of the Partnership for Good Reason or is terminated without Cause (each, as defined in the Partnership Agreement), then the restrictions set forth in this Section 4.13(a) shall cease to apply. Notwithstanding the foregoing, USAi agrees that it shall not restructure, reorganize or take any other action in an effort to circumvent the terms or intent of this Section 4.13(a).

          (b) Section 4.13(a) shall be deemed not breached as a result of the ownership by USAi or any of its Affiliates of: (i) interests in the Partnership, (ii) less than an aggregate of 5% of any class of stock of a Person engaged, directly or indirectly, in the Business; provided, however, that such stock is listed on a national securities exchange, (iii) Vivendi ordinary shares as the result of the exercise of a put or a call under Section
10.03 of the Partnership Agreement, (iv) less than 10% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in the Business, and (v) the whole or any part of an acquired Person or business which carries on the Business, where less than 30% of such Person's revenues are generated by the Business, and USAi or its Affiliates will dispose of such Business within six months of its acquisition, provided that such disposition may be delayed pending receipt of required regulatory approvals.

          (c) USAi agrees that this covenant is reasonable with respect to its duration and scope. If, at the time of enforcement of this Section 4.13, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the period and scope legally permissible under such circumstances will be substituted for the period and scope stated herein.

          SECTION 4.14. USAi Partnership Interests. USAi covenants and agrees that at all times its interests in the Partnership shall be held directly by USAi or by a wholly owned direct or indirect subsidiary of USAi, provided, however, that this covenant shall not be deemed to be breached solely as a result of the fact that Home Shopping Network, Inc. is not a wholly owned subsidiary of USAi, so long as Liberty and USAi remain the only shareholders of Home Shopping Network, Inc. and Liberty's ownership percentage of Home Shopping Network, Inc. does not increase materially.

          SECTION 4.15. Officers of the Partnership. Universal shall cause Diller to be appointed as the CEO and Chairman of the Partnership, as contemplated by the Partnership Agreement.

          SECTION 4.16. Partnership Agreement Obligations. Vivendi shall comply with the terms of Section 10.03 of the Partnership Agreement and Universal shall comply with the terms of Sections 8.07 and 10.03 of the Partnership Agreement, in each case, as if it were a party to such agreement. Vivendi shall cause the general partner of the Partnership to perform all of its obligations as the general partner under the Partnership Agreement.

          SECTION 4.17. Committed LLC Shares; Committed Common Equity. (a) Between the date hereof and the Closing, Universal shall not, and shall not permit any of its Affiliates to, sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, the Committed LLC Shares. Any transfer of Committed LLC Shares not permitted hereby shall be null and void.

          (b) Following the Closing and until such time that the obligations in Section 8.07 of the Partnership Agreement are satisfied, Universal and its Affiliates shall at all times retain at least 43,181,308 shares of USAi Common Stock and 13,430,000 shares of USAi Class B Common Stock (as adjusted for stock splits and the like, together, the "Committed Common Equity"), in each case, free of any Liens, except Permitted Liens. To the extent that some, but not all, of the Committed Common Equity is required to satisfy Universal's obligations under the Partnership Agreement,

Universal and its Affiliates shall satisfy such obligations, first out of USAi Class B Common Stock, and second out of USAi Common Stock.

          SECTION 4.18. Partnership. (a) Universal shall ensure that the Partnership, when formed, is formed as a Delaware limited liability limited partnership, is formed for the purpose of engaging in the Transactions and for the other purposes set forth in the Partnership Agreement, and, following its formation through to the Closing, does not engage in any business activities or incur any liabilities, other than as specifically contemplated by the Transactions.

          (b) Universal shall from time to time, directly or indirectly, contribute sufficient equity to the Partnership to ensure the Partnership is able to perform all of its obligations under Sections 8.01, 8.02 and 8.06 of the Partnership Agreement.

          SECTION 4.19. Substitute Letters of Credit; Guarantees. As promptly as practicable following the date hereof, USAi shall provide to Universal a list of letters of credit, guarantees and any similar obligations of USAi and its Affiliates (other than the Contributed Subsidiaries) primarily related to USAi's Existing Business and not constituting Excluded Liabilities. Effective as of the Closing, Universal shall cause the Partnership or one of its Affiliates to procure substitute letters of credit, and shall cause the Partnership or one of its Affiliates to be substituted in all respects for any of USAi or its Affiliates (other than the Contributed Subsidiaries) with respect to any such matters.

          SECTION 4.20. USANi Tax Distribution. A distribution (as calculated pursuant to Section 8.2 of the USANi LLC Agreement) shall be made by USANi to each Liberty Party that holds an interest in USANi prior to the exchanges of USANi Shares for Shares of USAI Common Stock contemplated by Section 2.01 of the Universal/Liberty Merger Agreement (the "Tax Distribution"), and the proceeds of such Tax Distribution shall be distributed by such Liberty Party to its shareholder, immediately prior to any Merger involving such Liberty Party. The amount of such Tax Distribution shall be calculated in the good faith judgment of USANi based on facts known as of the date of such Tax Distribution and such Tax Distribution shall be made with respect to any taxable period (or portion thereof) of USANi (up to and including the Closing
Date) and such determination shall be final and binding upon the parties. For purposes of this Section 4.20, "Liberty Party" and "Merger" shall have the meanings assigned to such terms by the Universal/Liberty Merger Agreement.

          SECTION 4.21. Lease Arrangement. For a reasonable transition period of up to two years following the Closing (but in no event later than the date that executives of USAi's Existing Business as of the date hereof cease to occupy such premises), the Partnership shall be entitled to occupy the premises located at 8800 Sunset Boulevard, West Hollywood, California, on a rent-free basis.

          SECTION 4.22. USA Name. The Parent Parties acknowledge that the USA Name shall be Contributed to the Partnership as of the Closing Date. Prior to the Closing the Parent Parties shall negotiate in good faith to determine how the ownership of the various logos and designs currently associated with the USA Name ("Associated IP") shall be allocated, it being understood that (A) USAi shall be granted a perpetual, non-exclusive royalty-free license to use the USA Name in connection with its other businesses and (B) whichever Parent Party is allocated ownership of a particular piece of Associated IP will grant to the other Parent Party the right to use such Associated IP consistently with current practice and without any significant economic cost to the grantee. The Parent Parties shall work cooperatively to provide for an orderly transition and to minimize confusion resulting from the use of the USA Name by the Partnership and USAi.

          SECTION 4.23. Options and Restricted Stock. Vivendi shall use its reasonable best efforts to ensure that each USAi Business Employee, who holds stock options to acquire USAi Common Stock, whether vested or unvested, in-the-money or underwater (the "USAi Options") and/or USAi restricted Common Stock awards (the "USAi Restricted Stock", collectively with the USAi Options, the "USAi Equity Awards"), shall be awarded, as of the Closing Date (or, if the date of forfeiture of the USAi Option is 90 days or more following the Closing Date, as soon as reasonably practicable following the applicable forfeiture date), subject to the forfeiture of any USAi Equity Award, stock options, restricted stock or other equity-based compensation in respect of Vivendi American Depositary Shares representing Vivendi ordinary shares par value Euro 5.50 per share (the "ADSs") that have a "value" that is at least equal to the "value" of the forfeited USAi Equity Awards (the "Vivendi Replacement Awards"). The Vivendi Replacement Awards shall at a minimum (a) preserve the intrinsic value (i.e., the "spread") of the USAi Options that are in-the- money (relative to the fair market value of the ADSs underlying the Vivendi Replacement Awards) and the fair market value of the USAi Restricted Stock and (b) with respect to USAi Options that are underwater, have an exercise price such that the Vivendi Replacement Awards are not underwater by a greater percentage of fair market value than the underwater USAi Options, in all cases measured as of the date of grant of the Vivendi Replacement Awards. USAi represents that the maximum number of shares of USAi Restricted Stock held by USAi Business Employees that will be required to be replaced with Vivendi Replacement Awards is 57,500 shares of USAi Common Stock.


                                   ARTICLE V

                             Conditions Precedent

          SECTION 5.01. Conditions to Each Party's Obligation. The obligation of each party to consummate the Transactions is subject to the satisfaction on the Closing Date of the following conditions, any one or more of which conditions of each party may be waived by such party to the extent permitted by law:

          (a) Other than such Consents, registrations, declarations or filings the failure of which to obtain would not have a Material Adverse Effect, all Consents of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Transactions shall have been obtained or filed or shall have occurred.

          (b) No Applicable Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect.

          (c) USAi shall have received the USAi Stockholder Approvals at the USAi Stockholder Meeting.

          (d) The other parties shall have furnished such other documents relating to the corporate existence and the authority to consummate the Transactions of such other parties and their respective Affiliates, and such other matters as counsel to such party may reasonably request.

          (e) The Transaction Documents shall have been executed and delivered by each other party thereto, and the USAi Share Exchanges and the Mergers (each as defined in the Universal/Liberty Merger Agreement) shall have been consummated; provided, that USAi and Universal shall not be entitled to waive the satisfaction of the foregoing condition without the prior written approval of Liberty.

          SECTION 5.02. Additional Conditions to Obligation of each Parent Party. The obligation of each Parent Party to consummate the Transactions is further subject to the satisfaction on the Closing Date of the following conditions, any one or more of which conditions of such Parent Party may be waived by such party to the extent permitted by law:

          (a) Except to the extent that the failure of such representations and warranties to be true and correct, in the aggregate, would not (after giving effect to the operation of Section 2.05) have a Material Adverse
Effect: the representations and warranties of the other Parent Party made in this Agreement, without regard to any materiality or Material Adverse Effect qualification, shall be true and correct as of the date hereof and, in the case of the representations and warranties set forth in Sections 3.01, 3.02,
3.03 (only with respect to the Organizational Documents of such Parent Party), 3.05, 3.08 and 3.15, as of the Effective Time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), and such Parent Party shall have received a certificate signed by an executive officer of the other Parent Party to such effect.

          (b) The other Parent Party and its Affiliates shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such other Parent Party or such Affiliates by the Effective Time, and such Parent Party shall have received a certificate signed by an authorized officer of such other Parent Party to such effect.

          SECTION 5.03. Frustration of Closing Conditions. No Parent Party may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by (i) the action or willful inaction of such party or its Affiliates, (ii) the failure of any representation or warranty of such party qualified as to materiality to be true and correct or, those not so qualified to be true and correct in all material respects, or
(iii) failure to use its reasonable best efforts to cause the Closing to occur as required by Section 4.04.

                                  ARTICLE VI

                                  Termination

          SECTION 6.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the other Transactions abandoned at any time prior to the Effective Time, whether before or after the USAi Stockholder Approvals are obtained:

               (i) by mutual written consent of the parties hereto;

              (ii) by either Parent Party if, upon a vote at a duly held USAi Stockholder Meeting or any adjournment thereof, the USAi Stockholder Approvals shall not have been obtained;

             (iii) by either Parent Party if any of the conditions to such Parent Party's obligations set forth in Article V shall have become incapable of fulfillment, and shall not have been waived by such Parent Party;

              (iv) by Universal if the USAi Board or any committee thereof shall have withdrawn or modified its approval or recommendation of this Agreement or the Transactions; or

               (v) by any party hereto, if the Closing does not occur on or prior to September 30, 2002;

provided, however, that the party seeking termination pursuant to clause (ii),
(iii) or (v) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect.

          (b) In the event of termination by a party pursuant to this Section 6.01, written notice thereof shall forthwith be given to the other parties, and the Transactions shall be terminated without further action by any party. If this Agreement is terminated as provided herein, each party shall return all documents and other material received from any other party relating to the Transactions, whether so obtained before or after the execution hereof.

          SECTION 6.02. Effect of Termination. (a) If this Agreement is terminated and the Transactions are abandoned as described in Section 6.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 3.16 relating to broker's and finder's fees, (ii)
Section 4.03 relating to the obligation of the Parent Parties to keep confidential certain information and data obtained by it from the other parties, (iii) Section 4.05 relating to certain expenses, (iv) Section 4.07 relating to publicity, and (v) Section 6.01 and this Section 6.02 relating to termination. Nothing in this Section 6.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

          (b) If this Agreement is terminated pursuant to Section 6.01(a)(iv), then USAi shall promptly reimburse Universal and its Affiliates for all of their documented, out of pocket expenses incurred in connection with this Agreement and the other Transaction Documents, up to a limit of $15,000,000. Such reimbursement shall be paid upon demand following such termination.


                                  ARTICLE VII

                                Indemnification

          SECTION 7.01. Indemnification by Each Parent Party. (a) Vivendi shall indemnify and hold harmless (x) USAi and its Affiliates and their respective officers, directors, shareholders, employees, representatives, agents or trustees and (y) the Partnership and its Affiliates and their respective officers, directors, partners, employees, representatives, agents or trustees (clauses (x) and (y) together, the "USAi Indemnified Parties"), from and against any Losses (other than any Losses relating to Taxes, the indemnification of which is governed solely by Section 7.02), as incurred (payable promptly upon written request), to the extent arising from, relating to or otherwise in respect of:

               (i) any breach of any representation or warranty of Universal or its Affiliates contained in any Transaction Document or any certificate delivered on behalf of Universal pursuant to Section 5.02(a) (in each case, without regard to any materiality or Material Adverse Effect qualifier contained therein);

              (ii) any failure by Universal or its Affiliates (including for purposes of this Section 7.01(a)(ii), the Partnership) to perform or fulfill any of its covenants or agreements contained in any Transaction

          Document (other than Sections 8.01, 8.02 and 8.06 of the Partnership Agreement);

             (iii) any fees, expenses or other payments incurred or owed by Universal or its Affiliates to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the Transactions;

              (iv) any Excluded Liability of Universal or its Affiliates; and

               (v) any dissolution or winding up of the Partnership or Bankruptcy (as defined in the Partnership Agreement) of the general partner of the Partnership, in each case at any time while the Preferred Interests (as defined in the Partnership Agreement) are outstanding;

but only (with respect to items described in Section 7.01(a)(i)) to the extent the aggregate amount of all such Losses of all such USAi Indemnified Parties exceed $150 million (the "Basket"), provided, however, that the Basket shall not apply to the representations contained in Section 3.18.

          (b) USAi shall indemnify and hold harmless (x) Universal and its Affiliates and their respective officers, directors, shareholders, employees, representatives, agents or trustees and (y) the Partnership and its Affiliates and their respective officers, directors, partners, employees, representatives, agents or trustees (clauses (x) and (y) together, the "Universal Indemnified Parties"), from and against any Losses (other than any Losses relating to Taxes, the indemnification of which is governed solely by
Section 7.02), as incurred (payable promptly upon written request), to the extent arising from, relating to or otherwise in respect of:

               (i) any breach of any representation or warranty of USAi or its Affiliates contained in any Transaction Document or any certificate delivered on behalf of USAi pursuant to Section 5.02(a) (in each case, without regard to any materiality or Material Adverse Effect qualifier contained therein);

              (ii) any failure by USAi or its Affiliates to perform or fulfill any of its covenants or agreements contained in any Transaction Document;

             (iii) any fees, expenses or other payments incurred or owed by USAi or its Affiliates to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the Transactions; and

              (iv) any Excluded Liability of USAi or its Affiliates;

but only (with respect to items described in Section 7.01(b)(i)) to the extent the aggregate amount of all such Losses of all such Universal Indemnified Parties exceed the Basket, provided, however, that the Basket shall not apply to the representation contained in Section 3.18.

          SECTION 7.02. Tax Indemnification by Each Parent Party. (a) Vivendi shall be liable for, and shall indemnify and hold harmless USAi, the Partnership and their respective Affiliates from and against, the following
Taxes:

               (i) any and all Taxes with respect to its Existing Business and any Taxes attributable to its ownership of USANi Shares, in each case for any taxable period ending (or deemed pursuant to Section 7.02(c) to end) on or before the Closing Date; and

              (ii) any several liability under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws or regulations for periods ending on or prior to the Closing Date.

          (b) In addition, Vivendi shall be liable for, and shall indemnify and hold harmless USAi and its Affiliates from and against any Tax Detriment incurred by USAi or any of its Affiliates solely as a result of (i) the breach by Universal or any of its Affiliates of any of the covenants set forth in Sections 2.07, 3.01(c), 5.05(a)(i), 5.05(a)(v) or 5.05(a)(vi) of the
Partnership Agreement or (ii) if Vivendi has elected that any covenant set forth in Section 5.05(b) of the Partnership Agreement shall not apply, any action or inaction that would constitute a breach of such covenant.

          (c) USAi shall be liable for, and shall indemnify and hold harmless Universal, the Partnership and their respective Affiliates from and against, the following Taxes:

               (i) any and all Taxes with respect to its Existing Business (other than Taxes attributable to the ownership of USANi Shares by Universal or any of its Affiliates) for any taxable period beginning on or after February 13, 1998 (in the case of Taxes relating to USA Cable, Studios USA or their respective subsidiaries) and May 29, 1999 (in the case of Taxes relating to USA Films or its subsidiaries) and ending (or deemed pursuant to Section 7.02(c) to end) on or before the Closing Date; and

              (ii) any several liability under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws or regulations for periods beginning on or after February 13, 1998 (in the case of Taxes relating to USA Cable, Studios USA or their respective subsidiaries) and May 29, 1999 (in the case of Taxes relating to USA Films or its subsidiaries) and ending on or prior to the Closing Date.

          (d) In addition, USAi shall be liable for, and shall indemnify and hold harmless Universal and its Affiliates from and against any Tax Detriment incurred by Universal or any of its Affiliates solely as a result of the breach by USAi or any of its Affiliates of any covenant set forth in Section
2.07 or 3.01(c) of the Partnership Agreement.

               (e) (i) The Parent Parties agree that if any entity transferred to the Partnership is permitted but not required under applicable foreign, state or local Income Tax laws to treat the day before the Closing Date or the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period.

              (ii) For purposes hereof, in the case of any Taxes that are imposed on a periodic basis and are payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Tax that shall be deemed to be payable for the portion of the period ending on the Closing Date shall (i) in the case of any Taxes, other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), whether actually paid before, during, or after such period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire period, and (ii) in the case of any Taxes based upon or related to income or receipts (including but not limited to withholding Taxes), be deemed equal to the amount which would be payable if the taxable year ended on the close of business on the Closing Date. Any credits for such a period shall be prorated, based upon the fraction employed in clause
          (i) of the preceding sentence. Such clause (i) shall be applied with respect to Taxes for such period relating to capital (including net worth or long-term debt) or intangibles by reference to the level of such items on the Closing Date. Principles similar to those of this
          Section 7.02(c)(ii) shall be applied in determining whether a Tax is for a taxable period beginning on or after February 13, 1998 or May 29, 1999, as applicable.

          SECTION 7.03. Refunds. (a) Universal and its Affiliates shall be entitled to any refunds or credits of Taxes attributable to or arising in taxable periods ending (or deemed pursuant to Section 7.02(c) to end) on or before the Closing Date with respect to its Existing Business or its ownership of the USANi Shares, as the case may be.

          (b) USAi and its Affiliates shall be entitled to any refunds or credits of Taxes attributable to or arising in taxable periods ending (or deemed pursuant to Section 7.02(c) to end) on or before the Closing Date with respect to its Existing Business (other than with respect to the USANi Shares owned by Universal or any of its Affiliates).

          SECTION 7.04. Calculation of Losses. The amount of any Loss, Tax, or Tax Detriment for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by the indemnified party (as defined in Section 7.06(a)) under insurance policies or indemnities from third parties with respect to such Loss, Tax, or Tax Detriment and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss, Tax or Tax Detriment. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to fully utilize, at the highest marginal Tax rate then in effect, all Tax items arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss, Tax or Tax Detriment.

          SECTION 7.05. Termination of Indemnification. The obligations to indemnify and hold harmless any party (i) pursuant to Section 7.01(a)(i) or 7.01(b)(i), as the case may be, shall terminate when the applicable representation or warranty terminates pursuant to Section 7.07, (ii) pursuant to Section 7.02, shall terminate when the applicable statute of limitations expires (giving effect to any waiver, mitigation or extension thereof) and (iii) pursuant to the other clauses of Sections 7.01, shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 7.06 to the party to be providing the indemnification.

          SECTION 7.06. Procedures; Exclusivity. (a) In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim promptly following receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

          (b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses incurred from and after the date of such assumption by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request and at its expense) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim (or, in the case of any Third Party Claim with respect to Taxes, as to which the indemnifying party acknowledges in writing its obligation to make payment in full), that releases the indemnified party completely in connection with such Third Party Claim (or, in the case of any Third Party Claim with respect to Taxes, as to which the indemnifying party acknowledges in writing its obligation to make payment in full) and that would not otherwise materially and adversely affect the indemnified party. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.

          (c) In the event any indemnified party should have a claim against any indemnifying party under this Article VII that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. So long as the indemnified party provides notification to the indemnifying party prior to the termination of the obligation to indemnify as set forth in Section 7.05, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under this Article VII, except to the extent that the indemnifying party demonstrates that it has been actually prejudiced by such failure. The indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of any dispute with respect to such a claim and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

          (d) After the Closing, Section 7.01 shall constitute the exclusive remedy for any misrepresentation or breach of warranty contained in this Agreement.

          SECTION 7.07. Survival. The representations, warranties, covenants and agreements contained in the Transaction Documents or in any certificates delivered pursuant to Section 5.02(a) shall survive the Closing and shall terminate on March 31, 2003, except for those contained in Section 3.18, which shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extensions thereof). Notwithstanding the foregoing, those covenants or agreements that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms.


                                 ARTICLE VIII

                                 Miscellaneous

          SECTION 8.01. Approval of Transactions. By execution of this Agreement, each of the parties hereto approves and consents, in each case on its own behalf and on behalf of its Affiliates, to the Transactions (including in respect of any transaction to be taken after the Closing in respect of USAi Shares under Section 8.07 of the Partnership Agreement) and the actions necessary to be taken by USAi, USANi and their respective Affiliates in connection therewith, for all purposes under the Investment Agreement, the Governance Agreement, the Stockholders Agreement and the USANi LLC Agreement and all other agreements to which it or its Affiliates is a party that provides the right to consent to USAi's entering into the Transactions. Each of Diller, Universal and Liberty hereby waives any right of first refusal or tag along right and any restriction on Transfer

(as defined in the Stockholders Agreement) relating to the Transactions; provided that (x) Liberty will be entitled to exercise its preemptive rights in accordance with the Governance Agreement with respect to the Warrants to be issued to Universal pursuant to this Agreement and (y) nothing herein shall be deemed to constitute a waiver or consent of Diller or Liberty of his or its rights under the Stockholders Agreement or the Governance Agreement with respect to transactions relating to Transfers of USAi Shares occurring after the Closing Date (other than delivery by Universal or its Affiliates of USAi Shares in accordance with Section 8.07 of the Partnership Agreement).

          SECTION 8.02. Notices. All notices, requests and other communications to any party under this Agreement shall be in writing (including a facsimile or similar writing) and shall be given to a party hereto at the address or facsimile number set forth for such party on Schedule
8.02 or as such party shall at any time otherwise specify by notice to each of the other parties to such agreement or instrument. Each such notice, request or other communication shall be effective (i) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a Business Day, at the beginning of the next such Business Day), (ii) if given by mail, five Business Days (or, if to an address outside the United States, ten calendar days) after such communication is deposited in the United States mails with first-class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified pursuant hereto.

          SECTION 8.03. No Third Party Beneficiaries. The terms of this Agreement are not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto, other than (i) with respect to the provisions of Article VII hereof, each indemnified person and (ii) with respect to Section 4.13, the Partnership.

          SECTION 8.04. Waiver. No failure by any party to this Agreement to insist upon the strict performance of any covenant, agreement, term or condition hereof or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition shall operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. Any party to this Agreement, by notice given in accordance with
Section 8.02, may, but shall not be under any obligation to, waive any of its rights or conditions to its obligations under this Agreement, or any duty, obligation or covenant of any other party hereto. No waiver shall affect or alter the remainder of this Agreement and each and every covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach. Subject to Section 7.06(d), the rights and remedies provided by this Agreement are cumulative and the exercise of any one right or remedy by any party shall not preclude or waive its right to exercise any or all other rights or remedies.

          SECTION 8.05. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          SECTION 8.06. Integration. This Agreement and the other Transaction Documents (including the schedules and exhibits hereto and thereto) constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection herewith, and no covenant, representation or condition not expressed in such Transaction Documents shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.

          SECTION 8.07. Headings. The titles of Articles and Sections of this Agreement are for convenience only and shall not be interpreted to limit or otherwise affect the provisions of this Agreement.

          SECTION 8.08. Counterparts. This Agreement may be executed by the parties hereto in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

          SECTION 8.09. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any applicable law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

          SECTION 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

          SECTION 8.11. Jurisdiction. Each party to this Agreement irrevocably submits to the jurisdiction of (i) the courts of the State of Delaware, New Castle County, and (ii) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding (other than suits, actions or other proceedings arising solely out of the Universal/Liberty Merger Agreement) arising out of this Agreement or the Transactions. Each party agrees to commence any such action, suit or proceeding either in the courts of the State of Delaware, New Castle County or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the District Court for the District of Delaware. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address in accordance with Section 8.02 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 8.11. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in (i) the courts of the State of Delaware, New Castle, or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          SECTION 8.12. Specific Performance. Each of the parties to this Agreement agrees that the other parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which the nonbreaching parties may be entitled, at law or in equity, the nonbreaching parties (or the Partnership, in the case of Section 4.13) may be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

          SECTION 8.13. Amendments. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto at any time before or after receipt of the USAi Stockholder Approvals, provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders.

          SECTION 8.14. Interpretation. References in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement unless the context shall otherwise require. References to Schedules shall be deemed to be references to the respective Schedules of USAi and Universal, as applicable. All Annexes, Exhibits and Schedules attached to this Agreement shall be deemed incorporated therein as if set forth in full therein. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of such agreement or instrument.

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the day and year first above written.


                                           VIVENDI UNIVERSAL, S.A.,

                                             By  /s/ Jean-Marie Messier
                                                ------------------------------
                                                Name:  Jean-Marie Messier
                                                Title: Chairman and CEO


                                           UNIVERSAL STUDIOS, INC.,

                                             By  /s/ Guillaume Hannezo
                                                ------------------------------
                                                Name:  Guillaume Hannezo
                                                Title: Special Power of Attorney


                                           USA NETWORKS, INC.,

                                             By  /s/ Julius Genachowski
                                                ------------------------------
                                                Name:  Julius Genachowski
                                                Title: Senior Vice President


                                           USANi LLC,

                                             By  /s/ Julius Genachowski
                                                ------------------------------
                                                Name:  Julius Genachowski
                                                Title: Senior Vice President


                                           LIBERTY MEDIA CORPORATION,

                                             By  /s/ Robert R. Bennett
                                                ------------------------------
                                                Name:  Robert R. Bennett
                                                Title: CEO and President

                                            Only for purposes of Sections
                                            2.03(a)(iv), 2.03(a)(v),
                                            2.03(a)(vii), 2.07, 4.10(d)
                                            and 8.01:

                                            BARRY DILLER,


                                                     /s/ Barry Diller
                                                -------------------------------

                                                                       ANNEX A


          The terms defined below have the meanings set forth below for all purposes of this Agreement, and such meanings shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

          "Affiliate" of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of the foregoing, (i) USANi and its Affiliates shall be deemed to be Affiliates of USAi, (ii) none of USAi, USANi or any of their respective Affiliates shall be deemed to be an Affiliate of Universal, (iii) none of Diller, Universal, Liberty or any of their respective Affiliates shall be deemed to be an Affiliate of USAi and
(iv) none of USAi or Universal or any of their respective Affiliates shall be deemed to be an Affiliate of the Partnership.

          "Ancillary Distribution Agreements" shall mean the Home Video Distribution Agreement, the Other Business Rights Agreement and the Music Administration Agreement.

          "Applicable Law" shall have the meaning set forth in Section 3.03.

          "Balance Sheet" shall have the meaning set forth in Section 3.06(b).

          "Basket" shall have the meaning set forth in Section 7.01(a).

          "Business" means the operation, programming or delivery of any general or genre-based entertainment television channel (irrespective of how such channel is delivered to the customer, including delivery by cable, satellite, the internet or other technologies), the production and distribution of entertainment television programming and feature films and any other business to be Contributed to the Partnership as of the Closing Date, including any reasonably foreseeable entertainment-focused extensions of such businesses after such date that are programming or film-oriented, other than in a transactional context. The term "Business" shall not include (i) televi sion channels (irrespective of how such channel is delivered to the customer, including delivery by cable, satellite, the internet or other technologies) which are consumer transaction-oriented, such as Home Shopping Network, America's Store and USAi's planned travel network or which provide informational services which lend themselves to commerce (such as Travel Channel, Home & Garden Television, the Food Network, and Do It Yourself) or which otherwise serve as a means of introducing, starting or promoting transactional services, including transaction-oriented television channels whose primary focus is the provision of electronic retailing, auction services or gaming/gambling services or (ii) electronic commerce and retailing, information and services.

          "Business Day" means any day other than a Saturday, a Sunday or a United States Federal holiday.

          "CEO" means chief executive officer.

          "Closing" and "Closing Date" shall have the meanings set forth in
Section 2.06.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Committed LLC Shares" shall have the meaning set forth in Section
2.02.

          "Consent" shall have the meaning set forth in Section 3.03.

          "Contracts" means all contracts, agreements, commitments and other legally binding arrangements, whether oral or written.

          "Contribute" means to contribute, assign, transfer, convey and deliver, and "Contributing" and "Contributed" shall have correlative meanings.

          "Contributed Assets" means, with respect to any Parent Party, all the business, properties, assets, goodwill and rights of such Parent Party and its Affiliates of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by such Parent Party or its Affiliates immediately prior to the Effective Time and used, held for use or intended to be used primarily in the operation or conduct of its Existing Business, other than Excluded Assets, including (i) Real Property, (ii) tangible personal property and interests therein, including machinery, equipment, furniture and vehicles, (iii) Inventory, (iv) Licenses, (v) Investments, (vi) accounts receivable on the Closing Date arising out of the operation or conduct of its Existing Business, (vii) Intangible Property,
(viii) Contracts, (ix) credits, prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items, (x) rights, claims and credits to the extent relating to any other Contributed Asset or Contributed Liability, including such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of such Parent Party or its Affiliates in respect of any other Contributed Asset or Contributed Liability, (xi) Records, (xii) goodwill generated by or associated with its Existing Business and (xiii) in the case of USAi, the USA Name.

          "Contributed Liabilities" means with respect to any Parent Party,
(i) the liabilities, obligations and commitments contained in the Contracts primarily relating to such Parent Party's Existing Business, (ii) all accounts payable of such Parent Party and its Affiliates arising primarily out of the operation or conduct of its Existing Business prior to the Closing and (iii) all other liabilities, obligations and commitments of such Parent Party or its Affiliates of any nature whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising primarily out of the operation or conduct of its Existing Business before, on or after the Closing Date.

          "Contributed Subsidiaries" means, with respect to USAi only, (i) New-U Studios Inc., (ii) Studios USA, (iii) Tier One Subsidiary, Inc., (iv) USA Cable, (v) USA Films, (vi) USA Networks Partner LLC and (vii) USA Television Production Group LLC.

          "Diller" shall have the meaning set forth in the Preamble.

          "Distribution Agreements" means the Domestic Television Distribution Agreement and the International Television Distribution Agreement.

          "DGCL" means the Delaware General Corporation Law, as amended from time to time.

          "Domestic Television Distribution Agreement" means the Domestic Television Distribution Agreement, dated as of February 12, 1998, by and between USAi and Universal.

          "Effective Time" means the time at which the Closing shall have occurred.

          "Exchange Agreement" means the Exchange Agreement dated as of October 19, 1997, by and among USAi, Universal, for itself and on behalf of certain of its subsidiaries and Liberty, for itself and on behalf of certain of its subsidiaries.

          "Excluded Assets" means, with respect to any Parent Party, (i) all rights of such Parent Party under the Transaction Documents, (ii) all Records prepared for the purpose of the Transactions, (iii) all financial and tax records relating to such Parent Party's Existing Business that form part of its general ledger and (iv) all rights, claims and credits of such Parent Party and its Affiliates to the extent relating to any Excluded Asset or Excluded Liability, including such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of such Parent Party or its Affiliates in respect of any other Excluded Asset or Excluded Liability. For the avoidance of doubt, with respect to USAi, the Excluded Assets shall include any and all outstanding obligations to USAi pursuant to the Non- Negotiable Promissory Note, dated May 28, 1999, between Universal Studios Holding I Corp., as borrower and USAi, as lender, in the principal amount of $200 million.

          "Excluded Liability" means, with respect to any Parent Party, any
(i) liability, obligation or commitment of such Parent Party that is not a Contributed Liability, (ii) any liability, commitment or obligation of an entity this is being Contributed to the Partnership to guarantee, indemnify or otherwise be liable for any obligation of USAi, Universal or any of their respective Affiliates that are not being Contributed to the Partnership or
(iii) any liability, obligation or commitment under (A) the Warrant Agreements dated as of March 2, 1992 between Savoy Pictures and Allen & Co. or (B) the Warrant Agreement dated as of April 20, 1994, by and between Savoy Pictures Entertainment Inc., GkH Partners, L.P. and GkH Private Limited.

          "Existing Business" means, (i) with respect to Universal, the filmed entertainment, television and recreation businesses of Universal Studios, Inc., Centenary Holding N.V., and Universal Pictures International B.V. (excluding, for the avoidance of doubt all Universal Music Group and VU-Net businesses) in each case as conducted by such entities immediately prior to the Effective Time, and (ii) with respect to USAi, the programming, television distribution, cable networks and film businesses as conducted by USAi and its Affiliates immediately prior to the Effective Time (including, for the avoidance of doubt, USA Cable, USA Films and Studios USA), other than the business described in the second sentence of the definition of "Business".

          "Expedia Agreement" means the Amended and Restated Agreement and Plan of Recapitalization and Merger by and among USAi, Expedia, Inc., Taipei, Inc., Microsoft

Corporation and Microsoft E-Holdings, Inc., dated as of July 15, 2001.

          "Governance Agreement" means (i) with respect to periods prior to the Closing Date, the Governance Agreement among Universal, USAi, Liberty and Diller dated as of October 19, 1997 and (ii) with respect to periods on or after the Closing Date, the Amended and Restated Governance Agreement dated as of December 16, 2001, among USAi, Universal, Liberty, Diller and Vivendi.

          "Governmental Entity" shall have the meaning set forth in Section
3.03.

          "Home Video Distribution Agreement" means the Home Video Distribution Agreement, dated as of February 12, 1998, between USAi and Universal Studies Home Video, Inc.

          "Income Tax" means all Taxes based on or measured by net income.

          "indemnified party" shall have the meaning set forth in Section
7.06(a).

          "Intangible Property" means, with respect to an Existing Business,
(i) any intellectual property asset of such Existing Business (other than such property licensed to such Existing Business), with a value, as reflected on such party's balance sheet, of $10 million or more and (ii) all material patents, trademarks, trade names, service marks, brand marks, brand names, proprietary computer programs, proprietary databases, industrial design, copyrights or any pending application therefor.

          "International Television Distribution Agreement" means the International Television Distribution Agreement, dated as of February 12, 1998, by and between USAi and Universal.

          "Inventory" means raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories.

          "Investment Agreement" means the Investment Agreement dated as of October 19, 1997, as amended and restated as of December 18, 1997, among, Universal, for itself and on behalf of certain of its subsidiaries, USAi, HSN, Inc. and Liberty, for itself and on behalf of certain of its subsidiaries.

          "Investments" means partnership interests and any other equity interest in any corporation, company, limited liability company, partnership, joint venture, trust or other business association, including the Contributed Subsidiaries.

          "Judgment" shall have the meaning set forth in Section 3.03.

          "Liberty" shall have the meaning set forth in the Preamble.

          "Liberty Exchange Agreement" means the Exchange Agreement dated as of December 20, 1996 by and between Silver King Communications, Inc. and Liberty HSN, Inc.

          "Licenses" means all licenses, permits, construction permits, registrations, and other authorizations issued by any Governmental Entity for use in connection with the conduct of the business or operations of the relevant business, and all applications therefor, together with any renewals, extensions, modifications, or additions thereto between the date of this Agreement and the Closing Date.

          "Lien" means any pledge, encumbrance, security interest, purchase option, call or similar right.

          "Loss" means any loss, liability, claim, damage or expense (including reasonable legal fees and expenses).

          "Material Adverse Effect" means, with respect to any applicable representation or warranty of a Parent Party, a material adverse effect on (x) the business, assets, financial condition or results of operations of such Parent Party's Existing Business or (y) such Parent Party's and its Affiliates' ability to perform their obligations under any Transaction Document to which it is, or is specified to be, a party as of the date hereof, other than any such effect arising our of or resulting from general economic conditions, or from changes in or generally affecting the industries in which such Parent Party's Existing Business operates, or as a result of the September 11, 2001 terrorist attacks, their aftermath or any similar events.

          "Material Contracts" means Contracts of USAi's Existing Business as of the date hereof which (i) at the time entered into, were outside the ordinary course of business as then conducted by such Existing Business, or
(ii) are (A) cable television system affiliation agreements covering one million or more subscribers (in any individual case) providing for payments to and from cable television system operators in excess of $1 million in any twelve-month period, (B) Contracts (other than with writer producers) with respect to the production, development, broadcast or distribution, of television programs with respect to which such Existing Business has a commitment to pay in excess of $10 million, (C) agreements with writer producers with respect to which such Existing Business has a commitment to pay in excess of $2 million per year, or (D) agreements to buy or sell advertising where the required payments to or from such Existing Business are in excess of $10 million.

          "Material Real Property" means all of the Real Property attributed to USAi's Existing Business, providing individually for annual lease payments in excess of $3 million.

          "Music Administration Agreement" means the Music Administration Agreement, dated as of February 12, 1998, between USAi and MCA Music Publishing.

          "Organizational Documents" means, with respect to any Person at any time, such Person's certificate or articles of incorporation, corporate statutes, by-laws, memorandum and articles of association, certificate of formation of limited liability company, limited liability company agreement, and other similar organizational or constituent documents, as applicable, in effect at such time.

          "Other Business Rights Agreement" means the Other Business Rights Agreement, dated as of February 12, 1998, between USAi and Universal.

          "Parent Party" means each or any of Universal and USAi.

          "Partnership" means the Delaware limited liability limited partnership to be formed pursuant to the Partnership Agreement.

          "Partnership Agreement" means the Partnership Agreement, dated as of the Closing Date, by and between USAi, USAi Sub, Universal and Diller in substantially the form of Exhibit A hereto.

          "Permitted Liens" shall mean, collectively, (i) all statutory or other liens for taxes or assessments which are not yet due or the validity of which is being contested in good faith by appropriate proceedings, (ii) all mechanics', material men's, carriers', workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business, which allege unpaid amounts that are less than 30 days delinquent or which are being contested in good faith by appropriate proceedings, and (iii) all other Liens which do not materially detract from or materially interfere with the marketability, value or present use of the asset subject thereto or affected thereby.

          "Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority or other entity.

          "Proceedings" shall have the meaning set forth in Section 3.14.

          "Proxy Statement" means the proxy or information statement relating to the approval and authorization of the Transactions by the stockholders of USAi.

          "Real Property" means real estate and buildings and other improvements thereon and leases and leasehold interests, leasehold improvements, fixtures and trade fixtures.

          "Records" means books of account, ledgers, general financial, accounting, tax and personnel records, files, invoices, customers' and suppliers' lists, other distribution lists, billing records, sales and promotional literature, manuals, and customer and supplier correspondence (in all cases, in any form or medium).

          "Reference Date" is defined in Section 2.04(i)(B).

          "Returns" means returns, reports and forms required to be filed with any domestic or foreign taxing authority.

          "SEC" means the United States Securities and Exchange Commission.

          "SEC Reports" means, (i) with respect to USAi, the annual report of USAi on Form 10-K and (ii) with respect to Universal, the annual report of Vivendi on Form 20-F, in each case, in respect of the fiscal year ended December 31, 2000, and each report, schedule, proxy, information statement or registration statement (including all exhibits and schedules thereto and documents incorporated by reference therein) filed by USAi or Vivendi, as applicable, with the SEC following December 31, 2000, and on or before the date of this Agreement.

          "Special Committee" shall have the meaning set forth in Section 3.02.

          "Stockholders Agreement" means (i) with respect to periods prior to the Closing Date, the Stockholders Agreement among Universal, Liberty, Diller, USAi and The Seagram Company Limited dated as of October 19, 1997 and (ii) with respect to periods on or after the Closing Date, the Amended and Restated Stockholders Agreement dated as of December 16, 2001 among Universal, Liberty, Diller, USAi and Vivendi.

          "Studios USA" means Studios USA LLC.

          "Tax Detriment" means, with respect to any Taxes incurred as a result of the recognition of income or gain by an indemnified party in a taxable period(s) earlier than the taxable period(s) in which such income or gain would otherwise have been recognized by such party solely as a result of an action or inaction by an indemnifying party, the excess, if any, of (i) the net present value of such Taxes incurred by the indemnified party in such earlier taxable period(s) over (ii) the net present value of the Taxes that would otherwise have been incurred in such later taxable period, assuming (i) a discount rate equal to USAi's borrowing rate in effect as of the time such net present values are calculated and (ii) that for all taxable years, the indemnified party is fully taxable at the highest applicable marginal U.S. federal income tax rate and the highest applicable marginal income and franchise tax rates of the state, local and foreign jurisdictions in which the Partnership or any of its subsidiaries conducts business (assuming full deductibility of state and local taxes, and full credit ability and deductibility of foreign taxes, for U.S. federal (and if applicable state and local) income tax purposes).

          "Taxes" means (i) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

          "Taxing Authority" means any government authority having jurisdiction over the assessment, determination, collection or other imposition of Tax.

          "Third Party Claim" shall have the meaning set forth in Section
7.06(a).


          "Transaction Affiliates" means, (i) with respect to USAi, the Contributed Subsidiaries, USANi and USANi Sub, and (ii) with respect to Universal, Vivendi.

          "Transaction Documents" means this Agreement, the Partnership Agreement, the Warrant Agreement, the Universal/Liberty Merger Agreement, the Stockholders Agreement and the Governance Agreement, collectively.

          "Transactions" means the transactions contemplated by the Transaction Documents.

          "Transfer Tax" shall have the meaning set forth in Section 4.05(b).

          "Universal" shall have the meaning set forth in the Preamble.

          "Universal Contributed Interests" means such entity or entities that, as of the Effective Time, will own all of Universal's Contributed Assets.

          "Universal/Liberty Merger Agreement" means the Agreement and Plan of Merger and Exchange, among Vivendi, Universal, Light France Acquisition 1, S.A.S., the merger subsidiaries listed on the signature page thereto, Liberty Media Corporation, Liberty Programming Company LLC, Liberty Programming France, Inc. and the Liberty holding entities listed on the signature page thereto, dated as of December 16, 2001.

          "USA Cable" means the cable network business of USAi and its Affiliates, including the USA Cable Network, the S-F Cable Network, Trio, Newsworld International and Crime Channel.

          "USA Films" means USA Films LLC.

          "USA Name" means "USA Networks", including the presentation of words on the cable network and promotional materials.

          "USAi" shall have the meaning set forth in the Preamble.

          "USAi Benefit Arrangements" shall have the meaning set forth in
Section 3.19(a).

          "USAi Board" means the board of directors of USAi.

          "USAi Business Employees" shall have the meaning set forth in
Section 3.19(a).

          "USAi Class B Common Stock" shall have the meaning set forth in
Section 3.04(a).

          "USAi Common Equity" means USAi Common Stock and USAi Class B Common Stock.

          "USAi Common Stock" means the common stock, par value $.01 per share, of USAi.

          "USAi Pension Plans" shall have the meaning set forth in Section 3.19(b).

          "USAi Preferred Stock" shall have the meaning set forth in Section 3.04(a).

          "USAi SEC Documents" shall have the meaning set forth in Section 3.06(a).

          "USAi Shares" shall have the meaning set forth in Section 3.04(a).

          "USAi Stockholder Approvals" means (i) the authorization of the Transactions at an annual or special meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock, by voting power and by number of shares, which is not owned by Universal, Liberty or Diller or their respective Affiliates and (ii) the approval of the Transactions at an annual or special meeting by a majority of the votes cast by the shareholders of USAi pursuant to Rule 4350 of the National Association of Securities Dealers, Inc.

          "USAi Stockholders Meeting" shall have the meaning set forth in
Section 4.10(b).

          "USANi" shall have the meaning set forth in the Preamble.

          "USANi Contributed Interests" means (i) an 83.48% membership interest in USA Networks Partner LLC held by USANi Sub, (ii) 100% of the stock of Tier One Subsidiary, Inc., which is held by New-U Studios Holdings, Inc., (iii) 100% of the capital stock of New-U Studios Inc., which is held by New-U Studios Holdings, Inc., (iv) a 42.48% membership interest in Studios USA held by USANi Sub, (v) a 0.3% membership interest in Studios USA held by New-U Studios Inc., (vi) a 1% membership interest in USA Networks Partner LLC held by Tier One Subsidiary, Inc. and

(vii) a 100% membership interest in USA Television Production Group LLC held by USANi Sub.

          "USANi Distributed Interests" means the USANi Universal Distributed Interests and the USANi Liberty Distributed Interests.

          "USANi Liberty Distributed Interests" means a 15.52% membership interest in USA Networks Partner LLC held by USANi Sub.

          "USANi Universal Distributed Interests" means (i) USANi Sub's 50% partnership interest in USA Cable, and (ii) a 57.22% membership interest in Studios USA held by USANi Sub.

          "USANi Shares" means the shares representing a proportionate interest in the capital and profits and losses of USANi.

          "USANi Sub" means USANi Sub LLC, a Delaware limited liability company.

          "USANi LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of USANi LLC dated as of February 12, 1998.

          "Vivendi" shall have the meaning set forth in the Preamble.

          "Warrant Agreement" means the Equity Warrant Agreement between USAi and The Bank of New York substantially in the form of Exhibit B hereto.

          "Warrants" means the warrants to purchase USAi Common Stock on the terms set forth in the Warrant Agreement.